Exhibit 10.1

REVOLVING CREDIT AGREEMENT
among
FH PARTNERS, L.P.
as Borrower
and
THE FINANCIAL INSTITUTIONS LISTED
ON THE SIGNATURE PAGES HEREOF,
as Lenders,
with
BANK OF SCOTLAND,
as Lead Arranger and as Agent

Dated as of August 26, 2005

REVOLVING CREDIT AGREEMENT
     REVOLVING CREDIT AGREEMENT, dated as of August 26, 2005, among FH PARTNERS, L.P., a Texas limited partnership (“Borrower”), the financial institutions from time to time party hereto (each a “Lender” and collectively, the “Lenders”) and BANK OF SCOTLAND, a federal branch of a Scottish banking institution under applicable United States banking law, as agent for Lenders (in such capacity, “Agent”) and as Lead Arranger.
WITNESSETH:
     WHEREAS, Borrower has requested Lenders make loans from time to time to Borrower, and Lenders are willing to make loans from time to time to Borrower, on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. DEFINITIONS.
          (a) Terms used in this Agreement which are defined in Annex I hereto shall have the meanings specified in such Annex I hereto (unless otherwise defined herein) and shall include in the singular number the plural and in the plural number the singular.
          (b) Unless otherwise specified, each reference in this Agreement or in any other Loan Document to a Loan Document shall mean such Loan Document as the same may from time to time be amended, extended, restated, supplemented or otherwise modified.
          (c) All references to Sections in this Agreement or in Annex I hereto shall be deemed references to Sections in this Agreement unless otherwise specified.
          (d) As used in this Agreement and the other Loan Documents, the terms “including” and “such as” are illustrative and not limitative.
     Section 2. THE LOANS.
     2.1 The Loans.
          (a) Subject to the terms and conditions set forth herein, each Lender severally agrees, at any time and from time to time during the Commitment Period to make one or more loans to Borrower (each a “Loan”, and collectively the “Loans”) in an aggregate outstanding principal amount not in excess of its Loan Commitment; provided that the aggregate principal amount of any Loan or Loans shall not exceed 70% of the Net Present Value of the Related Asset Pool (or, in the case of the Effective Date Loan, 65% of the Net Present Value of the Related Asset Pool refinanced with the proceeds of such Loan); and provided, further, that, after giving effect to all pending requests for Loans, Total Outstandings shall not exceed the lesser of (x) the Total Loan Commitment then in effect and (y) Borrowing Base Availability.

          (b) The Loan in the original principal amount of $19,500,000 made on the Effective Date (the “Effective Date Loan”) shall be used by Borrower solely to repay an advance made by FC Commercial to Borrower and to make a cash distribution to FC Commercial in an aggregate amount equal to the amount of the Effective Date Loan, which repayment and distribution shall, in turn, be used by FC Commercial and FirstCity to repay advances in like amount made by FirstCity and the lenders under the Revolving Acquisition Agreement. Loans made from time to time after the Effective Date shall be used by Borrower solely for the acquisition of one or more Eligible Asset Pools, or if requested by Borrower in the Notice of Borrowing for such Loans, to pay any fee (including the Utilization Fee) in respect of such Loans.
          (c) Loans made pursuant to Section 2.1 shall be made from each Lender pro rata, based upon the percentage that each Lender’s Loan Commitment represents of the Total Loan Commitment.
     2.2 Notice of Borrowing.
          (a) Whenever Borrower desires to utilize the Loan Commitments for a Loan, it shall deliver to Agent a Borrowing Base Certificate and a Notice of Borrowing not later than 11:00 a.m., Closing Office Time, three Business Days prior to the date of the proposed borrowing, which Notice of Borrowing shall, among other items, (A) (i) specify the Asset Pool or Asset Pools to be acquired by Borrower; (ii) the date of the proposed borrowing (which shall be a Business Day (each, a “Borrowing Date”)); (iii) if such Borrowing Date is a Payment Date, whether such Loans shall constitute Base Rate Loans or Eurocurrency Loans (if not specified or if such date is not a Payment Date, Base Rate Loans shall be deemed to have been requested); and (iv) the amount, if any, of fees (including the Utilization Fee) requested to be borrowed; and (B) certify that (x) Borrower delivered the Final Asset Pool Acquisition Certificate in respect of such Asset Pool or Asset Pools not later than five Business Days before the Borrowing Date specified in such notice and that all information set forth in such Asset Pool Acquisition Certificate (as revised through the Final Asset Pool Acquisition Certificate and as further revised to the extent permitted by Section 6A.5) remains true and correct and (y) on or prior to the date of such Notice of Borrowing, Borrower has delivered to Agent a Final NPV Pool Certificate in respect of such Asset Pool.
          (b) Agent shall promptly notify (in writing or by telephone, confirmed as soon as possible thereafter in writing) each of Lenders of the date of any proposed Loans, the amount of the Loan or Loans such Lender is being requested to make and whether such Loans shall constitute Base Rate Loans or Eurocurrency Loans. Each Lender will make the amount of its Loan or Loans available to Agent, at the Closing Office, before 1:00 p.m. Closing Office Time on the date specified in the Notice of Borrowing in same day funds. Such proceeds shall be made available to Borrower (subject to Section 2.2(c)) by Agent, in the same type of funds received by Agent, at the Closing Office against delivery to Agent for the account of each Lender of such instruments, documents and papers as are provided for herein; provided that Agent may pay on behalf of Borrower the portion of any Utilization Fee borrowed in connection with any such Loan directly to Lenders entitled thereto. Agent shall deliver the instruments, documents and papers received by it for the account of each Lender to such Lender or upon its order.

          (c) Unless Agent shall have received notice from a Lender prior to 11:00 a.m., Closing Office Time, on the date of any borrowing that such Lender will not make available to Agent such Lender’s ratable portion of such borrowing, Agent may assume that such Lender has made such portion available to Agent on the date of such borrowing in accordance with Section 2.2(b) and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Lender shall not have made such ratable portion available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the rate from time to time prevailing on the applicable Note; provided that to the extent such interest is paid by a Lender, interest shall be at the rate specified in Section 11.10 hereof. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender’s Loan as part of such borrowing for purposes of this Agreement.
          (d) The failure of any Lender to make the Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.
     2.3 The Notes.
          (a) Borrower’s obligation to pay the principal of, and interest on, the Loans of each Lender shall be evidenced by a promissory note payable to the order of such Lender, each substantially in the form of Exhibit A (each a “Note”, and collectively, the “Notes”).
          (b) The Note of each Lender shall: (i) be dated the Effective Date; (ii) be in an original principal amount, with respect to each Lender, equal to such Lender’s Loan Commitment; and (iii) be payable in full on the Maturity Date (subject to mandatory prepayment as herein provided).
          (c) The Notes shall be, and hereby are, secured by the Collateral and the Security Documents.
     2.4 Mandatory Prepayments and Repayments of Loans.
          (a) If at any time Total Outstandings shall exceed the Total Loan Commitment in effect at such time, Borrower shall immediately prepay the Loans in an amount equal to or greater than the amount of such excess.
          (b) If on any Payment Date the aggregate outstanding principal balance of any Loan or Loans, the proceeds of which were used to acquire any Asset Pool or Asset Pools, shall exceed the Asset Pool Base Availability of the Related Asset Pool(s), Borrower shall no later than thirty days after the occurrence thereof prepay such Loan or Loans in an amount equal to or greater than the amount of such excess.
          (c) If on any Payment Date Total Outstandings shall exceed the Borrowing Base Availability, Borrower shall on such Payment Date prepay the Loans in an amount equal to or greater than the amount of such excess.

          (d) Borrower shall repay the unpaid principal amount of all Loans, together with all unpaid interest thereon and all other fees and amounts due with respect thereto, in full on the Maturity Date.
          (e) On each Payment Date, to the extent funds are available pursuant to Section 5.2 below, Borrower shall repay the unpaid principal amount of each Loan in the amounts set forth in Section 5.2(a)(xiii).
          (f) If on the first, second or third anniversary of the Borrowing Date of any Loan (or if such date is not a Payment Date, on the next Payment Date thereafter) less than 25%, 50% or 75%, respectively, of the original principal amount of such Loan shall have been repaid, Borrower shall, on such date, repay the principal of such Loan in an amount not less than the amount by which the principal of such Loan on such date exceeds 25%, 50% or 75%, as the case may be, of the original principal amount of such Loan.
     2.5 Voluntary Prepayments of Loans. Borrower may, upon not less than three Business Days prior written notice to Agent (which notice Agent shall promptly transmit to Lenders in writing or by telephone, confirmed as soon as possible thereafter in writing), prepay any Loans in whole at any time, or from time to time in part in amounts of $250,000, and if greater, in integral multiples of $100,000, without premium (subject to Section 3.8) or penalty; provided that at the time of any such prepayment, Borrower shall pay all interest accrued on the principal amount so prepaid. All notices pursuant to this Section 2.5 shall be irrevocable and result in the principal amount of the Loans specified therein becoming due and payable on the prepayment date specified therein. Subject to the terms and conditions of this Agreement, amounts prepaid under this Section 2.5 may be reborrowed.
     2.6 Reduction of Commitments.
          (a) Borrower shall have the right at any time and from time to time upon at least three Business Days’ prior written notice to Agent (which notice Agent shall promptly transmit to Lenders in writing or by telephone, confirmed as soon as possible thereafter in writing) to reduce permanently in amounts equal to $500,000 (and if greater, in integral multiples of $100,000) or terminate the unutilized (after giving effect to all pending requests for Loans) Total Loan Commitment.
          (b) Any reduction of the Total Loan Commitment pursuant to this Section 2.6 shall be allocated to the Loan Commitments of Lenders, pro rata, based upon the percentage that each Lender’s Loan Commitment represents of Total Loan Commitment. Any reduction to or any termination of the Total Loan Commitment shall be accompanied by the payment in full of any Commitment Commission then accrued hereunder.
     Section 3. INTEREST.
     3.1 Rate of Interest.
          (a) Subject to the provisions of Section 3.3, Borrower agrees to pay interest in respect of the unpaid principal amount of the Loans from the date such Loans are made until maturity (whether by acceleration or otherwise) for each period from and including the related

Borrowing Date to but excluding the immediately following Payment Date and, thereafter, from and including each Payment Date to but excluding the immediately following Payment Date, at the following rates: (i) with respect to Eurocurrency Loans, at a rate per annum equal to LIBOR for the Eurocurrency Interest Period then in effect, plus the Applicable Margin in effect for such period, and (ii) with respect to Base Rate Loans, at a rate per annum equal to the Base Rate, such rate to change as and when the Base Rate shall change.
          (b) Loans which are made on a date other than a Payment Date shall constitute Base Rate Loans until converted in accordance with Section 3.10.
     3.2 Interest Payment Dates. Interest, on and prior to maturity, in respect of each Loan shall be payable in arrears (i) on each Payment Date; (ii) upon any repayment or prepayment (to the extent accrued on the principal amount so repaid or prepaid); and (iii) at maturity (whether by acceleration or otherwise) and, after maturity, on demand.
     3.3 Past Due Rate. Each Loan (and any overdue interest in respect of each Loan) shall bear interest for each day on which an Event of Default exists (after as well as before judgment), payable on demand, at a rate per annum (the “Past-Due Rate”) equal to the greater of 5% in excess of the interest rate otherwise applicable to such Loan on such day or 4.5% in excess of the Base Rate in effect on such day.
     3.4 Capital Adequacy. If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted after the date hereof, it being agreed that “adopted after the date hereof” shall include compliance by a Lender or any lending office or holding company of a Lender with any Basle Law whether or not such Basle Law was in effect, applicable or phased in on or prior to or after the date hereof pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards” or pursuant to or arising out of any report, agreement or convention of any international banking group adopted subsequent to such 1988 report (said laws, rules, regulations and guidelines pursuant to or arising out of such 1988 report or any such subsequently adopted report, agreement or convention being sometimes collectively herein referred to as “Basle Laws”), or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy (any such other law, rule, regulation or guideline being sometimes herein referred to as “Other Laws”), or any change in any of the foregoing (after the date hereof in respect of Other Laws; before or after the date hereof in respect of Basle Laws) or in the enforcement or interpretation or administration of any of the foregoing (after the date hereof in respect of Other Laws; before or after the date hereof in respect of Basle Laws) by any Government Authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by any Lender (or any lending office of any Lender) or any holding company of any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its Loan Commitments, Loans or any of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then, upon demand by such Lender (or by Agent on such Lender’s behalf), Borrower shall pay to such Lender from time to time such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, together with interest on each such amount from the date demanded until payment in full (after as well as before judgment) thereof at the Base Rate. Each Lender shall endeavor to give Borrower notice of its intention to require compensation under this Section 3.4 within a reasonable time after the loan officer of such Lender with responsibility for this Agreement becomes aware of its entitlement to such compensation under this Section 3.4, but no failure to give any such notice shall affect or relieve Borrower of any of Borrower’s obligations under this Section 3.4 or under any other provision of this Agreement or any other Loan Document or result in any obligation or liability of Agent or any Lender to Borrower or any other Person. A certificate of a Lender as to the amount required to be paid by Borrower under this Section 3.4 and showing in reasonable detail the basis for the calculation thereof shall, absent manifest error, be final and conclusive (it being understood that in no event shall any Lender be required to disclose in such certificate or otherwise any non-public information). In determining such amount or amounts, a Lender may use any method of averaging and attribution as it (in its sole and absolute discretion) shall deem applicable.
     3.5 Determination of Rate of Borrowing. As soon as practicable after 10:00 A.M. (New York time) on each Eurocurrency Interest Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the rate of interest (the “Rate of Borrowing”) which shall be applicable to the Eurocurrency Loans for the next succeeding Eurocurrency Interest Period and shall promptly give notice thereof in writing or by telephone (confirmed in writing) to Borrower and Lenders.
     3.6 Substituted Rate of Borrowing.
          (a) In the event that on any Eurocurrency Interest Determination Date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i), (ii)(y) and (ii)(z), shall be made only after consultation with Agent on the date of such determination) that:
               (i) by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market or affecting the position of such Lender in such market, adequate and fair means do not exist for ascertaining the applicable Rate of Borrowing by reference to LIBOR with respect to the Eurocurrency Loans as to which an interest rate determination is then being made; or
               (ii) by reason of (x) the requirements of Regulation D, (y) any change after the date hereof in any other applicable law or governmental rule, regulation or order (or any interpretation thereof and including the enactment of any new law or governmental rule, regulation or order) or (z) other circumstances affecting such Lender or the interbank Eurocurrency market or the position of such Lender in such market (such as for example but not limited to a change in official reserve requirements or increased capital reserves required or imposed by any regulatory authority or entity (domestic or foreign) having jurisdiction over or with respect to such Lender to the extent not provided for in clause (ii)(x) above), LIBOR shall not represent the effective pricing to such Lender for U.S. dollar deposits of comparable amounts for the relevant periods;
then, and in any such event, Lender so affected shall on such date give notice of such determination in writing or by telephone (confirmed in writing) to Borrower and to Agent. Thereafter, Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to cause such Lender to receive interest with respect to its Eurocurrency Loan for the Eurocurrency Interest Period following such Eurocurrency Interest Determination Date and for any succeeding Eurocurrency Interest Period with respect to which such changes or requirements apply (each such period, an “Affected Interest Period”) at a rate per annum equal to 2.00% in excess of the effective pricing to such Lender for U.S. dollar deposits to make or maintain its Eurocurrency Loans, provided that in the case of any such determination pursuant to clause (ii)(x), the written notice from such Lender to Agent and Borrower on the relevant Eurocurrency Interest Determination Date shall specify (x) any such amount on account thereof theretofore incurred, and such amount shall be paid at such time and (y) the additional amount required to be paid with respect to the relevant Affected Interest Period (with such amount so stated to be final with respect to the relevant Affected Interest Period) and such additional amount shall be paid at the same time, and together with, the interest otherwise payable in respect of such Eurocurrency Loans for such Affected Interest Period. A certificate as to additional amounts owed any such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to Borrower by such Lender through Agent shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto.
          (b) In lieu of paying additional moneys to any Lender affected by Section (a), other than clause (ii)(x) thereof (any such Lender, together with any Lender affected by Section 3.7(a), an “Affected Lender”), Borrower may (subject to Section 3.8), by giving notice in writing or by telephone (confirmed in writing) to the Affected Lender, Agent and the other Lenders on such Eurocurrency Interest Determination Date, (x) require the Affected Lender to convert its Eurocurrency Loan then outstanding or requested that is so affected into a Base Rate Loan on the first day of the Affected Interest Period, such notice to pertain only to the Loans of the Affected Lender and to have no effect on the obligations of the other Lenders to maintain Eurocurrency Loans, or (y) terminate the obligations of Lenders to make or maintain Loans as, or convert Loans into, Eurocurrency Loans and in such event, on the first day of what would have been the next Eurocurrency Interest Period, all Eurocurrency Loans shall be outstanding as Base Rate Loans.
     3.7 Required Termination and Prepayment.
          (a) In the event that at any time any Affected Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurocurrency Loans has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order, the Affected Lender shall on such date give notice in writing or by telephone (confirmed in writing) to Agent and Borrower of such determination. The obligation of the Affected Lender to make or maintain its Eurocurrency Loan or Loans so affected shall be terminated and Borrower shall forthwith and in any event no later than the earliest of (x) the termination of the Eurocurrency Interest Period in effect at the time any such determination pursuant to this Section 3.7(a) is made, (y) the first day of the Eurocurrency Interest Period commencing immediately thereafter if such determination is made in respect of a requested Eurocurrency Loan, or (z) five Business Days after receipt of notice from an Affected Lender under this Section 3.7(a), take one of the actions specified in Section 3.7(b). If by the earliest of (x), (y) or (z) Borrower has not exercised one of the options specified in Section 3.7(b), Borrower shall be deemed to have exercised the option set forth in clause (iii) of Section 3.7(b) and to have given the notice specified therein.
          (b) Upon receiving any notification provided in Section 3.7(a), Borrower may (subject to Section 3.8) exercise one of the following options:
     (i) If the determination by an Affected Bank relates only to Eurocurrency Loans then being requested by Borrower pursuant to a Notice of Borrowing or to Base Rate Loans then being requested by Borrower to be converted to Eurocurrency Loans pursuant to a Notice of Conversion, Borrower may by giving notice in writing to Agent and Lenders prior to the date on which such Eurocurrency Loan is to be made or converted, withdraw such Notice of Borrowing or Notice of Conversion for all Lenders;
     (ii) Upon written notice to Lenders, Borrower may terminate the obligations of Lenders to make or maintain Loans as, or convert Loans into, Eurocurrency Loans and in such event, Borrower, shall not later than the time specified in subsection 3.7(a), convert all Eurocurrency Loans into Base Rate Loans by giving notice thereof to Agent and Lenders.
     (iii) Borrower may, by giving notice in writing to the Affected Lender, Agent and the other Lenders require the Affected Lender to make the Eurocurrency Loan then being requested as a Base Rate Loan (or to keep outstanding as a Base Rate Loan the Base Rate Loan then being converted), such notice to pertain only to the affected Eurocurrency Loans of the Affected Lender and to have no effect on the obligations of the other Lenders to make or maintain Eurocurrency Loans.
     3.8 Compensation. Borrower shall compensate each Lender, upon written request by such Lender (which request shall be made through Agent and shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to Borrower, losses sustained by such Lender in connection with the liquidation or re-employment of such funds and all other funding losses) which such Lender may sustain: (i) if for any reason a conversion of any Eurocurrency Loan does not occur on a date specified therefor pursuant to Section 3.6, 3.7 or 3.10, or any conversion into a Eurocurrency Loan does not occur on the date specified therefor in Section 3.10, (ii) if for any reason any prepayment or repayment or conversion of any of its Eurocurrency Loans occurs on a date which is not the last day of a Eurocurrency Interest Period applicable thereto, (iii) if any prepayment, repayment or conversion of any of its Eurocurrency Loans occurs on such last day of the Eurocurrency Interest Period applicable thereto in any amount in excess of the amount notified to Agent in writing not less than three Business Days prior to such last day of such Eurocurrency Interest Period, (iv) if any prepayment, repayment or conversion of any of its Eurocurrency

Loans occurs without at least three Business Days prior written notice thereof having been given to Agent, (v) if any prepayment or repayment of any of its Eurocurrency Loans is not made on any date specified in a notice thereof given by Borrower or if any prepayment or repayment contemplated or required by a Waterfall Certificate is not made on the Payment Date following the date such Waterfall Certificate is delivered, or (vi) as a consequence of any default under this Agreement or the delivery of any Certified Error Certificate.
     3.9 Eurocurrency Interest Period Determination.
          (a) Each Eurocurrency Interest Period for any Loan shall commence on a Payment Date and expire on the succeeding Payment Date.
          (b) No Eurocurrency Interest Period in respect of any Loan shall extend beyond the Maturity Date.
          (c) Subject to Section 3.9(e), if Agent shall not have received written notice from Borrower on or prior to 11:00 a.m. (Closing Office Time) at least three Business Days prior to a Payment Date that Borrower has elected to convert all or a portion of Loans outstanding as Eurocurrency Loans to Base Rate Loans in accordance with the other provisions of this Agreement, Borrower shall be deemed to have elected to have such Loans (or portion thereof, as the case may be) continued as Eurocurrency Loans for a new Eurocurrency Interest Period.
          (d) Unless the Majority Lenders specifically agree in writing, no Eurocurrency Interest Period may be selected at any time that a Default or Event of Default exists and Borrower shall be deemed to have elected to convert such Eurocurrency Loans into Base Rate Loans.
          (e) Borrower shall not be permitted to maintain as Eurocurrency Loans any Loans if the outstanding amount of such Loans to be maintained as Eurocurrency Loans is less than $1,000,000, or an integral multiple of $100,000 in excess thereof.
     3.10 Conversions. Borrower shall have the option to convert, on any Payment Date, all or any portion of Loans from Base Rate Loans to Eurocurrency Loans or from Eurocurrency Loans to Base Rate Loans; provided that (i) after giving effect to any such conversion the amount outstanding as a Eurocurrency Loans, if any, shall be equal to $1,000,000 or an integral multiple of $100,000 in excess thereof, and the amount outstanding as Base Rate Loans, if any, shall not be less than $20,000; and (ii) unless the Majority Lenders specifically agree in writing, no conversion to Eurocurrency Loans shall be permitted at any time that a Default or Event of Default exists. Each such conversion shall be effected by Borrower giving Agent written notice thereof (a “Notice of Conversion”) on or prior to 11:00 a.m. (Closing Office Time) at least three Business Days prior to a Payment Date, specifying the amount of Loans to be converted.
     Section 4. FEES.
     4.1 Commitment Commission. Borrower agrees to pay to Agent for the account of each Lender a commitment commission with respect to each Lender’s Loan Commitment for the period commencing on the Effective Date, to and including the Maturity Date, computed at a rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed)

equal to .20% of the average daily Unutilized Loan Commitment of such Lender during the period for which payment is made. Such commission (each a “Commitment Commission”) shall be due and payable quarterly in arrears on each Payment Date occurring in the month of March, June, September and December, commencing September 15, 2005 (such date to include the full period from the Effective Date until said date).
     4.2 Utilization Fee. Borrower agrees to pay to Agent, for the ratable account of each Lender (based upon the percentage that such Lender’s Loan Commitment represents of the Total Loan Commitment) a utilization fee equal to .75% of the amount of each Loan made, such fee to be due and payable on each date on which a Loan is made (each such fee, a “Utilization Fee”); provided, however, no Utilization Fee shall be payable in connection with the first Loan made hereunder to the extent the principal amount of such Loan shall be less than or equal to $19,500,000.
     4.3 Upfront Fee. Borrower agrees to pay to Agent, for the ratable account of each Lender (based upon the percentage that each Lender’s Loan Commitment represents of the Total Loan Commitment) an upfront fee (the “Upfront Fee”) in the amount of $350,000, which fee shall be due and payable in full on the Effective Date.
     4.4 Facility Fee. Borrower agrees to pay to Agent, for the ratable account of each Lender (based upon the percentage that each Lender’s Loan Commitment represents of the Total Loan Commitment) an annual facility fee (each such fee, a “Facility Fee”) in the amount of (i) $100,000, for the period commencing on the Effective Date to but excluding the first anniversary thereof, (ii) $75,000, for the period commencing on the first anniversary of the Effective Date to but excluding the second anniversary thereof, and (iii) $50,000, for each subsequent one-year period, commencing on an anniversary of the Effective Date to but excluding the next anniversary thereof, which fees shall be payable in advance on, and fully earned by Lenders on, the Effective Date and on each subsequent anniversary thereof.
     Section 5. PAYMENTS, ETC.
     5.1 Payments on Non-Business Days; Calculations. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest shall be payable at the applicable rate during such extension. Interest on Base Rate Loans hereunder and under the Notes shall be calculated on the basis of a 365-day year and the actual number of days elapsed and interest on Eurocurrency Loans hereunder and under the Notes shall be calculated on the basis of a 360-day year and the actual number of days elapsed. If for any reason a Loan is repaid on the same day on which it is made, one day’s interest (subject to the other provisions of this Agreement) shall be paid on that Loan. Borrower hereby authorizes and directs Agent and each Lender to charge any account of Borrower maintained at any office of Agent or such Lender with the amount of any principal, interest or fee when the same becomes due and payable under the terms hereof or of the Notes; provided, however, that neither Agent nor any Lender shall be under any obligation to charge any such account.
     5.2 Payment Date and Distribution of Funds.

          (a) So long as no Default or Event of Default has occurred and is continuing and Lender has not exercised its rights pursuant to subsection (b) below, the gross aggregate amount received during such period by Borrower for each Asset Pool shall be distributed and applied on the fifteenth day of each month (or at any other times as may be agreed upon from time to time by Borrower, Agent and Lenders), or if such date is not a Business Day, on the next succeeding Business Day (each, a “Payment Date”), in accordance with a distribution statement prepared by Borrower and approved in writing by Agent, as follows:
     (i) First, to transfer out of the Lockbox Account any funds that do not constitute collections on Assets comprising any Asset Pool which were erroneously deposited to the Lockbox Account;
     (ii) Second, to the applicable Tax Escrow Account, an amount equal to all Tax Escrow Payments related to that Asset Pool;
     (iii) Third, to the payment of custodial fees related to that Asset Pool payable the Custodian pursuant to the Custodial Agreement;
     (iv) Fourth, to the payment of fees payable to the Lockbox Bank pursuant to the Lockbox Agreement;
     (v) Fifth, to the payment to Agent, for the account of Lenders, of all interest on the Loan related to that Asset Pool which is then due and payable;
     (vi) Sixth, to the payment of any unpaid interest relating to any other Asset Pool payable pursuant to subsection (v) above;
     (vii) Seventh, to the payment to Agent, for the account of Lenders, of any Commitment Commission which is or will become so due and payable on or before the last day of the calendar month in which the Payment Date in question occurs;
     (viii) Eighth, to the payment of Asset Pool Protection Expenses related to that Asset Pool;
     (ix) Ninth, to the payment to the Servicer of any “Servicing Fees” (as such term is defined in the Services Agreement) then owed to the Servicer pursuant to the Services Agreement on account of the Assets comprising that Asset Pool;
     (x) Tenth, to the payment to Agent, for the account of Lenders, as a principal payment, any mandatory prepayment which is then due and payable pursuant to Section 2.4(a) or, Section 2.4(b) on any Loan made in connection with that Asset Pool;
     (xi) Eleventh, payment to Agent, for the account of Lenders, as a principal payment, any mandatory prepayment which is due and payable pursuant to Section 2.4(c) and/or 2.4(f) on such Payment Date on any Loan made in connection with that Asset Pool;

     (xii) Twelfth, to the payment to Agent, for the account of Lenders, all fees, late charges and other fees and expenses which are then due and payable to Agent and/or Lenders under this Agreement or any of the other Loan Documents or which will become so due and payable on or before the last day of the calendar month in which the Payment Date in question occurs for any Loan made in connection with that Asset Pool;
     (xiii) Thirteenth, to the payment to Agent, for the account of Lenders, of any voluntary prepayment which Borrower elects to pay pursuant to Section 2.5 and any Commitment Commission payable pursuant to Section 2.6(b) on any Loan made in connection with that Asset Pool;
     (xiv) Fourteenth, to the payment to Agent, for the account of Lenders, as principal payment on the applicable Loans, (i) for each Loan for which the LTV Ratio shall be greater than or equal to 1.00 to 2.00 on such Payment Date, 100% of the Asset Pool Proceeds (of the Related Asset Pool) received during the Proceeds Period ending on such Payment Date, and (ii) for each Loan for which the LTV Ratio shall be less than 1.00 to 2.00 on such Payment Date, 65% of Asset Pool Proceeds (of the Related Asset Pool) received during the Proceeds Period ending on such Payment Date;
     (xv) Fifteenth, to the payment to Agent, for the account of Lenders, as a principal payment, the amount (if any) of any mandatory prepayment which is then due and payable pursuant to Section 2.4(d) on any Loan made in connection with that Asset Pool; and
     (xvi) Sixteenth, to the payment to Borrower of any remaining balance of the funds in the Lockbox Account.
The expenses and payments under this Section 5.2 shall be paid out of the gross aggregate amount received during such period by Borrower for the Asset Pool to which the expense relates. As to expenses that are not directly related to a particular Asset and Asset Pool (specifically as to subparts (iii), (iv), (vii) and (x) above), Borrower shall make an allocation of those expenses or payments among the Asset Pools and submit that allocation for approval by the Agent in connection with the submission of the distribution statement on each Payment Date.
If at any time the gross aggregate amount received during such period by Borrower for an Asset Pool (a “Deficient Asset Pool”) is insufficient, as of any Payment Date, to pay amounts owed pursuant to Sections 5.2(a) (ii), (iii), (iv), and (xii), the amount of any such deficiency (herein, each an “Shortfall Amount”) shall be paid from any amount that would otherwise be distributable to Borrower pursuant to subpart (xvi) of this Section as to other Asset Pools (each such pool being a “Contributing Asset Pool”). If and to the extent amounts received from a Contributing Asset Pool is used to pay Shortfall Amounts, the Borrower shall not receive any payment with respect to the Deficient Asset Pool until such Shortfall Amounts have been recovered from the Deficient Asset Pool and paid to the Contributing Asset Pool(s).

          (b) Upon the occurrence and during the continuance of any Default or Event of Default, at the option of Agent all funds in Lockbox Account may be applied by Agent to Obligations in the following order of priority: (i) to any amounts not otherwise listed in this Section 5.2 then due and payable by Borrower under this Agreement, the Notes or the Security Documents, (ii) to any fees then due and payable pursuant to Section 4 of this Agreement, pro rata according to the aggregate amount of fees then due and payable, (iii) to any interest on the Notes (pro rata according to the aggregate amount of interest then due and payable on the Notes) then due and payable, (iv) to any principal amount then due under the Notes and (v) to any amounts not then due under the Notes, unless otherwise provided herein.
     5.3 Net Payments; Application.
          (a) All payments hereunder and under the Loan Documents (including, without limitation, repayments and prepayments pursuant to Section 2) shall be made by Borrower to Agent, in freely transferable U.S. dollars, and in same day funds at the Closing Office without setoff or counterclaim and in such amounts as may be necessary in order that all such payments (after (i) withholding for or on account of any present or future taxes, levies, imposts, duties or other similar charges of whatsoever nature imposed on the amounts described above by any government or any political subdivision or taxing authority thereof, other than any tax (other than such taxes referred to in clause (ii) below) imposed on a Lender pursuant to the income tax laws of the jurisdiction where such Lender’s principal or lending office or offices are located (collectively, the “Taxes”) and (ii) deduction of an amount equal to any taxes on or measured by the net income payable to such Lender with respect to the amount by which the payments required to be made by this Section 5.3 exceed the amount otherwise specified to be paid under this Agreement and the Notes) shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes. With respect to each such deduction or withholding imposed in respect of any payment by or on behalf of Borrower, Borrower shall promptly (and in no event later than 30 days thereafter) furnish to Agent such certificates, receipts and other documents as may be required to establish any tax credit, exemption or reduction in rate to which any Lender or holder of a Note may be entitled. Each Lender, other than a Lender organized and existing under the laws of the United States of America or any political subdivision thereof, agrees to furnish Borrower, as soon as practicable after any written request of Borrower to such effect, any executed form reasonably requested by Borrower such as IRS Form W-8BEN or W-8ECI, and any other applicable form as to such Lender’s entitlement, if any, to exemption from, or a reduced rate of, or its subjection to, United States withholding tax on amounts payable to it hereunder by Borrower or under the Notes of Borrower and each such Lender undertakes to use its best efforts promptly to notify Borrower of any material change in any information, statement or form so furnished to Borrower; provided, however, that any failure on the part of any Lender to furnish any such information, statements or forms shall in no way affect the obligations of Borrower or the rights of any Lender under the terms of this Agreement or of the Notes.
     5.4 Distribution by Agent. All payments received by Agent on behalf of Lenders on account of principal and interest under this Agreement or the Notes or on account of any fees payable for the account of Lenders shall be promptly distributed by Agent to Lenders (in the type of funds received by Agent) as follows: (i) if in respect of principal of any Loans made to Borrower then on a pro rata basis to each of Lenders holding the Loans in respect of which such payment is being made; (ii) if in respect of interest on the Loans, then to each Lender in the proportion that the aggregate amount of such unpaid interest due on the Loans of each such Lender bears to the aggregate amount of such unpaid interest due on all such Loans; (iii) if in respect of fees, then to Lenders in accordance with their entitlement thereto (based on each Lender’s share of the Total Loan Commitment, in the case of the Facility Fee, Upfront Fee and the Commitment Commission, and based on each Lender’s share of the applicable Loans described in Section 4.2, in the case of the Utilization Fee); and (iv) if in respect of a payment under Section 3 other than an interest payment hereof, to each Lender in accordance with its entitlement thereto.
     Section 6. CONDITIONS PRECEDENT TO EFFECTIVENESS
     This Agreement shall become effective when and as of the date (the “Effective Date”) that each of the following conditions have been satisfied to the satisfaction of Agent (or waived by Agent). If the Effective Date shall not have occurred by the close of business (New York time) on August 26, 2005 (or such later date as is agreed to by Agent in writing), this Agreement shall not become effective and shall be deemed rescinded, null and void.
     6.1 Default, etc. On the Effective Date (both before and after giving effect to the occurrence of the Effective Date) there shall exist no Default or Event of Default and all representations and warranties made by the Loan Parties herein or in the other Loan Documents or otherwise by the Loan Parties in writing in connection herewith or therewith shall be true and correct in all material respects with the same effect as though such representations and warranties have been made at and as of such time.
     6.2 Notes. Agent shall have received for each of Lenders the Notes, each duly executed and completed by Borrower.
     6.3 Supporting Documents of Borrower. There shall have been delivered to Agent (with sufficient copies for each of Lenders) such information and copies of documents (if any), approvals (if any) and records (certified where appropriate) of corporate and legal proceedings (if any) in addition to those listed in Section 6.12 of this Agreement as Agent or any Lender may have reasonably requested relating to the Loan Parties entering into and performance of the Loan Documents or any other agreements or documents related thereto.
     6.4 Officer’s Certificate. There shall have been delivered to Agent (with sufficient copies for each of Lenders) a certificate of an Executive Officer of Borrower certifying, as of the Effective Date, compliance with the conditions of Section 6.1 and also the absence of any Material Adverse Changes of the type referred to in Section 6.8.
     6.5 Certifications; Financial Statements. Borrower shall have delivered to Agent such financial statements and certifications of financial statements as Agent may have requested, which statements shall include, in any event, month end financial statements of the type required by Section 7.1(a) and certified by the CFO of FirstCity and Borrower as of the most recent month ending 30 days prior to the Effective Date, the annual financial statements required by Section 7.1(b) for the Fiscal Year most recently ended (or the prior Fiscal Year, if less than 105 days have passed since the end of a Fiscal Year) accompanied by the certifications required by Section 7.1(c).
     6.6 Approvals and Consents. All orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by (all of the foregoing, “Requisite Consents”), any Government Authority, or any other Person, required to authorize or required in connection with the execution, delivery and performance of this Agreement or the other Loan Documents and the transactions contemplated hereby and thereby by any Loan Party shall have been obtained (and, if so requested, furnished to Agent, with sufficient copies for Lenders).
     6.7 Legal Opinions. Agent shall have received legal opinions (in sufficient counterparts for each of Lenders) dated the Effective Date from Haynes and Boone, LLP, counsel to Borrower and each other Loan Party, in form and substance satisfactory to Agent.
     6.8 Adverse Change. There shall have been, in Agent’s opinion, no Material Adverse Change since June 30, 2005. Neither Agent nor any Loan Party shall have become aware of any previously undisclosed information with respect to any Loan Party which, in Agent’s opinion, would have a Material Adverse Effect.
     6.9 Change in Law; No Opposition. (i) No change shall have occurred in applicable law or in applicable regulations thereunder or in the interpretations thereof by any Governmental Authority which, in the opinion of any Lender, would make it illegal for such Lender to make one or more Loans hereunder; and (ii) no suit, action or proceeding shall be pending or threatened before or by any Governmental Authority seeking to restrain or prohibit the making of any Loan or the consummation of the transactions contemplated hereby.
     6.10 All Proceedings to be Satisfactory. All corporate, partnership, limited liability company and legal proceedings and all instruments, documents and papers in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other documents referred to herein shall be satisfactory in form and substance to Agent, and Agent and each Lender shall have received all such information and copies of all documents which Agent or such Lender may reasonably have requested in connection herewith, such documents where appropriate to be certified by proper corporate officials or governmental authorities.
     6.11 Fees and Expenses. The fees referred to in Section 4.2, the legal fees and expenses of Agent’s New York counsel in connection with the transactions contemplated by this Agreement shall (to the extent demand for payment thereof shall have been made) have been paid in full.
     6.12 Other Loan Documents. Borrower, and each other party thereto, other than Agent or the Lenders, shall, on or before the Effective Date, execute and deliver or caused to be executed and delivered to Agent, in form and substance satisfactory to Agent, the following documentation:
          (a) Guaranty Agreement,
          (b) Security Agreement,

          (c) Perfection Certificate,
          (d) Custodian Agreement,
          (e) Lockbox Agreement,
          (f) Deposit Account Control Agreement,
          (g) Services Agreement,
          (h) Servicer Indemnity Agreement, and
          (i) a certificate of the Secretary or an Assistant Secretary of Borrower with respect to (i) resolutions of the general partner of Borrower authorizing the execution and delivery of the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers, (ii) true, correct and complete copies of the charter documents and partnership agreement of Borrower, and (iii) a certificate of the Secretary of State of the Borrower’s jurisdiction of incorporation as to legal existence of Borrower in such state, and
          (j) such other documents, instruments, opinions and certificates and completion of such other matters, as Agent may reasonably deem necessary or appropriate.
     6.13 UCC Statements. Lien search results confirming the absence of any perfected Liens prior to Lenders’ and of any other Liens other than Permitted Liens shall have been delivered to Agent and all actions with respect to the Liens created by the Security Documents as are necessary or appropriate to perfect such Liens shall have been taken.
     6.14 REO Notes. Except as otherwise Described to Agent in writing, all REO Notes and or REO Security Documents existing on the Effective Date shall be delivered to the Custodian pursuant to Section 7.21.
     Section 6A. CONDITIONS PRECEDENT TO LOANS.
     Lenders shall not be obligated to make any Loans unless, at the time of the making of such Loan (except as hereinafter indicated) the following conditions (unless waived in writing by the Majority Lenders) have been satisfied:
     6A.1 Certain Conditions. At the time of the making of such Loan, and immediately after giving effect thereto, (a) all deficiencies, if any, with respect to conditions precedent to any prior Loan shall have been corrected to the satisfaction of Agent, (b) all of the conditions specified in Sections 6.1, 6.6, 6.8, 6.9 and 6.10 (with any reference in any such Section to the Effective Date being deemed to be a reference to the date of such Loans) shall be satisfied to the satisfaction of Agent, (c) each of the Notes, the Guaranties and the Security Documents shall be in full force and effect and no party thereto shall have failed to perform in any material respect any of its obligations thereunder, (d) no issuer of any legal opinion issued in connection with any

Loan Document or the making of any Loan shall have rescinded or qualified any such legal opinion, (e) no issuer thereof shall have rescinded or qualified any of the financial statements, certificates, letters, reports, analyses, Requisite Consents or other opinions referred to in Section 6, and (f) there shall have been, in the Majority Lenders’ opinion, no Material Adverse Change since the Effective Date.
     6A.2 Subsequent Opinions of Counsel. If reasonably requested by Agent or Majority Lenders, Agent shall have received from any or all of the counsel referred to in 6.7 (or other counsel satisfactory to Agent) such favorable supplemental legal opinions addressed to Agent and Lenders and dated the date of such Loan and covering such matters incidental to the transactions contemplated by this Agreement as Agent or the Majority Lenders shall reasonably request, each of which opinions shall be in form and substance satisfactory to Agent and Lender requesting same.
     6A.3 Officer’s Certificate.
          (a) If requested by Agent, Agent shall have received a certificate of an Executive Officer of Borrower certifying, as of the date of the Loan then being made, compliance with the provisions of Section 6.1 (with the reference therein to the Effective Date being deemed a reference to the date such Loans is being made) and further to the effect that the conditions specified in Section 6A.1 are satisfied at such time.
          (b) The making of each Loan subsequent to the Effective Date shall constitute a representation and warranty by Borrower to Agent that, at the time of said subsequent Loan (and after giving effect thereto), (i) all representations and warranties contained herein or in the other Loan Documents or otherwise made by Borrower or any other Loan Party in connection herewith or therewith are true and correct in all material respects with the same effect as though such representations and warranties were being made at and as of such time, (ii) no Default or Event of Default exists and (iii) the conditions specified in Section 6A.1 are satisfied at such time.
     6A.4 Consummation of Asset Acquisition. Except with respect to the Effective Date Loan, there shall have been delivered to Agent evidence satisfactory to Agent that the acquisition of the Asset Pool described in the related Asset Pool Acquisition Certificate shall have been consummated in accordance with the terms of the applicable asset purchase agreement (without any waiver of any material provision thereof) and the Asset Pool conforms to the description thereof contained in the Asset Pool Acquisition Certificate as modified by revisions permitted by Section 6A.5, and that the entire amount of proceeds of such Loan were paid by Borrower to acquire such Asset Pool.
     6A.5 Notices.
          (a) The Final Asset Pool Acquisition Certificate in respect of the Related Asset Pool shall have been delivered to Agent not less than 5 Business Days prior to the Borrowing Date of such Loan(s); provided that additional written revisions to the applicable Asset Pool Acquisition Certificate may be delivered to Agent until 11:00 a.m. (Closing Office Time) on the day which is two Business Days preceding the Borrowing Date for such Loan(s) if such revisions relate only to the Acquisition Price, the amount of Loan(s) being requested (three Business Days notice being required if such Loan(s) are to be Eurocurrency Loans) or provide additional details as to the Related Asset Pool which do not result in such Asset Pool as so described being different in any material respect from the Asset Pool as most recently described in the Final Asset Pool Acquisition Certificate delivered on or prior to the fifth Business Day preceding such Borrowing Date.
          (b) A Notice of Borrowing, Borrowing Base Certificate and Final NPV Pool Certificate in respect of the Related Asset Pool shall have been delivered to Agent, each in accordance with Section 2.2.
          (c) Agent shall have been provided with such other information as to the Asset Pool as it shall have reasonably requested.
     6A.6 Asset Pool. The Asset Pool shall be an Eligible Asset Pool.
     6A.7 Officer’s Certificate.
          (a) Borrower shall have delivered to Agent a certificate of an Executive Officer certifying compliance with Sections 6A.4 and 6A.6.
          (b) In addition to the representations and warranties applicable to the making of such Loan set forth in Section 6A.3, the making of each such Loan shall constitute a representation and warranty by Borrower to Agent that, at the time of said Loan (and after giving effect thereto) all conditions specified in Sections 6A.4 and 6A.6 are satisfied at such time.
     6A.8 Utilization Fee. The Utilization Fee in respect of such Loans shall have been paid in full to Agent.
All documents, agreements, instruments, certificates, financial statements, legal opinions, analyses, reports and other papers required to be delivered by this Section 6A shall be in form and substance satisfactory to Agent and shall be delivered (with sufficient copies for each of Lenders) to Agent at its Closing Office or as Agent may otherwise direct.
     Section 7. AFFIRMATIVE COVENANTS.
     Borrower warrants and represents to and covenants to Lenders and Agent that, so long as this Agreement is in effect and until all Loan Commitments are terminated and all of the Loans, together with interest and all other obligations are paid in full, Borrower will (unless it shall have first procured the written consent of the Majority Lenders to do otherwise) perform or cause to be performed the obligations set forth in this Section 7.
     7.1 Financial Statements. Borrower will furnish to Agent and each Lender:
     (a) As soon as available and in any event within 30 days after the close of each calendar month, as at the end of such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, a consolidated and consolidating balance sheet of FirstCity and the other members of the Consolidated Group

(including Borrower), and the related statement of operations for such period, all certified by the CFO of FirstCity and each other member of the Consolidated Group (including Borrower) as being prepared in accordance with GAAP and to present fairly the financial position and results of operation of such Person for such period;
          (b) As soon as available but not later than one hundred five (105) days after the close of each Fiscal Year, as at the end of and for the Fiscal Year just closed, an audited consolidated balance sheet of FirstCity and the other members of the Consolidated Group (including Borrower), the related statement of operations (including income statement) and a reconciliation of capital for such year, all certified on an unqualified basis by a firm of independent certified public accountants selected by FirstCity and acceptable to Agent in Agent’s sole and absolute discretion;
          (c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate of the aforesaid independent certified public accountants certifying to Agent that based upon their examination of the affairs of FirstCity and the other members of the Consolidated Group (including Borrower), performed in connection with the preparation of said financial statements, Borrower is in compliance with the covenants set forth in Section 8A hereof, or, if Borrower is not in compliance, the nature of the noncompliance therewith;
          (d) Concurrently with delivery to FirstCity’s stockholders, copies of all financial and other information delivered by FirstCity to such Persons, including without limitation, its proxy statements and annual reports to stockholders. Within two (2) Business Days after delivery to the SEC by FirstCity, which in all cases shall be on a timely basis in accordance with the applicable document and the Securities Laws, copies of all reports and other filings filed by FirstCity with the SEC, including without limitation, all reports on Forms 10K, 10Q or 8K promulgated under the Securities Exchange Act of 1934, as amended, and all registration statements filed under the Securities Act of 1933, as amended;
          (e) Concurrently with delivery of the financial statements required pursuant to Section 7.1(a) and (b) hereof, a certificate executed by the President, Treasurer or CFO of Borrower and FirstCity that (A) no Event of Default or Default has occurred and is continuing under this Agreement, (B) Borrower is in compliance with the covenants set forth in Section 8A hereof, setting forth FirstCity’s calculations with respect to such compliance; and (C) no event of default and no event or condition which, with the passage of time or the giving of notice or both, would constitute an event of default has occurred and is continuing under any other Indebtedness Instrument or, if such an event or condition has occurred, or if an Event of Default or Default has occurred under this Agreement, setting forth the details of such event and the action which Borrower proposes to take with respect thereto;
          (f) Promptly upon receipt thereof, copies of all detailed financial reports and Management Letters, if any, submitted to any member of the Consolidated Group by the Auditors, in connection with each annual or interim audit of their respective books by such Auditors;

          (g) As soon as possible and in any event (A) within 30 days after a Loan Party, or any of the respective ERISA Affiliates of any Loan Party, knows that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Pension Plan has occurred or is expected to occur and (B) within 10 days after a Loan Party or any of its ERISA Affiliates knows that any other Termination Event with respect to any Pension Plan has occurred or is expected to occur, a statement of the CFO of Borrower describing such Termination Event and the action, if any, which the affected Loan Party or ERISA Affiliate proposes to take with respect thereto;
          (h) Promptly and in any event within five Business Days after receipt thereof by a Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by such Person of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, any notice of noncompliance issued by the PBGC with respect to a proposed standard termination of a Pension Plan, and any notice issued by the PBGC with respect to a proposed distress termination of a Pension Plan;
          (i) Promptly and in any event within 30 days after the filing thereof with the IRS, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Pension Plan;
          (j) Promptly and in any event within five Business Days after receipt thereof by a Loan Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor, a copy of each notice received by such Person concerning (x) the imposition or amount of withdrawal liability under Subtitle E of Title IV of ERISA or (y) any determination by a Multiemployer Plan sponsor that such Multiemployer Plan is, or is expected to be, in “reorganization” (within the meaning of Section 4241 of ERISA) or “insolvent” (within the meaning of Section 4245 of ERISA), or has incurred or is expected to incur an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code);
          (k) Upon request of Agent made from time to time, a copy of any Pension Plan sponsored, contributed to, participated in or maintained by FirstCity, Borrower or any ERISA Affiliate; and
          (l) With reasonable promptness, such other information respecting the business, properties, operations, prospects or condition (financial or otherwise) of Borrower, any of its REO Affiliates and any other Loan Party as Agent or any Lender may from time to time in writing reasonably request.
     7.2 Other Required Notices.
          (a) Borrower shall notify Agent promptly after obtaining knowledge of:
    (i) except as otherwise previously disclosed, any event or occurrence which Borrower has determined could have a Material Adverse Effect as a result of a loss or decline in value of the Assets of Borrower, any of its REO Affiliates or any other Loan Party due to casualty or any other adverse occurrence and the estimated (or actual, if available) amount of such loss or decline;

     (ii) the institution of (x) any suit or administrative proceeding which if determined adversely to Borrower, any of its REO Affiliates or any other Loan Party is reasonably likely to or could reasonably be expected to result in a Material Adverse Effect, and (y) any other suit or administrative proceeding against Borrower, any of its REO Affiliates or any other Loan Party in which the uninsured amount involved is $750,000 or more, such notice to be given on or prior to the end of the calendar month in which the applicable event occurs;
     (iii) Borrower, any of its REO Affiliates or any other Loan Party becoming subject to any Charge, restriction, judgment, decree or order which could reasonably be expected to materially adversely affect the operations, financial conditions or business of such Person;
     (iv) the commencement of any lockout, strike or walkout relating to any labor contract to which Borrower or any other Loan Party is a party, if the same could reasonably be expected to have a Material Adverse Effect;
     (v) except as otherwise previously disclosed, any event or occurrence in respect of Borrower, any of its REO Affiliates or any other Loan Party which could reasonably be expected to have a Material Adverse Effect;
     (vi) the occurrence of a default by Borrower, any of its REO Affiliates or any other Loan Party under any agreement, document or instrument to which such Person is a party which could reasonably be expected to have a Material Adverse Effect, or (y) the occurrence of any default by Borrower or any other Loan Party which could reasonably be expected to materially and adversely affect any such Person’s ability to perform its respective obligations under the Loan Documents;
     (vii) the filing of a petition by or against Borrower, any of its REO Affiliates or any other Loan Party under any section or chapter of the United States Bankruptcy Code or any similar law or regulation or if any such Person shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by or against any such Person for its dissolution or liquidation;
     (viii) except as contemplated in the Custodian Agreement, the making of an application for the appointment of a receiver, trustee or custodian for any of the Assets of Borrower, any of its REO Affiliates or any other Loan Party;
     (ix) the exercise by any holder of any option, warrant or right to purchase any Equity Interest in Borrower or any other Loan Party;
     (x) the issuance or sale of any Securities by Borrower, any of its REO Affiliates or any other Loan Party, whether or not permitted pursuant to the terms hereof; and
     (xi) the commencement of the occurrence of any REO Post–25% Time.

          (b) On or before each Payment Date, Borrower shall deliver to Agent (i) Waterfall Certificates in respect of each Asset Pool, certified by an Executive Officer of Borrower; and (ii) a Summary Waterfall Certificate in respect of all Asset Pools, certified by an Executive Officer of Borrower.
          (c) On or before each Payment Date, Borrower shall deliver to Agent a Portfolio Protection Expense Report in form and detail satisfactory to Agent. Borrower shall provide to Agent such other information with respect thereto as Agent may reasonably request.
          (d) On or before each Payment Date, Borrower shall deliver to Agent a Borrowing Base Certificate.
          (e) Borrower shall give Agent notice of the transfer of any property by Borrower to any of its REO Affiliates within 30 days of any such transfer and such other information as Agent may request with respect thereto promptly following such request.
     7.3 Payment of Charges.
          (a) Borrower and each other Loan Party shall pay promptly when due and discharge all Charges. In the event Borrower or such Loan Party at any time or times hereafter, shall fail to pay the Charges or to obtain such discharges as required herein, Borrower shall so advise Agent thereof in writing. Agent may, without waiving or releasing any obligation, covenant or agreement of Borrower or any Event of Default or Default, in its sole and absolute discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Agent deems advisable. All sums so paid by Agent and any expenses relating thereto, including reasonable attorneys’ fees, court costs, expenses and other charges, shall be part of the Obligations, payable by Borrower to Agent on demand. Notwithstanding the foregoing, Borrower or any other Loan Party may permit or suffer the Charges to attach to its Assets on the conditions that: (i) Borrower or such Loan Party, in good faith, shall be contesting the same in an appropriate proceeding diligently pursued; (ii) enforcement thereof against any Assets of Borrower or such Loan Party, as the case may be, shall be stayed; and (iii) appropriate reserves therefor shall have been established on the Records of Borrower or such Loan Party, as the case may be, in accordance with GAAP.
     7.4 Insurance. Borrower, each of its REO Affiliates and each other Loan Party, at each of such respective Person’s sole cost and expense, shall keep and maintain: (i) policies of insurance against all hazards and risks ordinarily insured against by other owners or users of properties in similar business or as reasonably requested in writing by Agent; and (ii) public liability insurance relating to such Person’s ownership and use of its Assets; provided, however, no such Person shall be required to maintain the insurance referred to in clause (i) as to any Asset if the net present value of the Asset is less than $50,000. All such policies of insurance shall be in form, with insurers and in such amounts as may be satisfactory to Agent. Borrower shall deliver to Agent the original (or certified) copy of each policy of insurance, and evidence of payment of all premiums for each such policy. Such policies of insurance of Borrower and its REO Affiliates (except those of public liability) shall contain an endorsement, in form and substance acceptable to Agent, showing losses payable to Agent for the ratable benefit of Lenders. Such endorsement or an independent instrument furnished to Agent, shall provide that all insurance companies will give Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower, such REO Affiliate or any other Person shall affect the right of Agent for the ratable benefit of Lenders, to recover under such policy or policies of insurance in case of loss or damage. Upon request by Agent and, whether or not such request is made, upon the occurrence of an Event of Default or Default, Borrower hereby directs all insurers under such policies of insurance (except those of public liability) to pay all proceeds payable thereunder directly to Agent. Upon request by Agent and upon the occurrence of an Event of Default or Default, Borrower, irrevocably, appoints Agent (and all officers, employees or agents designated by Agent) as Borrower’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event Borrower or any of its REO Affiliates at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Agent, without waiving or releasing any obligation, covenant or agreement of Borrower or any Event of Default or Default, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Agent deems advisable. All sums so disbursed by Agent, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be part of the Obligations, payable by Borrower to Agent on demand. Agent shall also be named as an additional insured with respect to Borrower’s and each of its REO Affiliates’ liability insurance.
     7.5 Maintenance of Records. Borrower, each of its REO Affiliates and each other Loan Party will keep at all times books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs, and each such Person will provide, and will cause each such other Person to provide, adequate protection against loss or damage to such books of record and account.
     7.6 Preservation of Existence. Borrower and each other Loan Party will maintain and preserve its respective corporate, limited liability company or partnership existence, rights, privileges and franchises in its jurisdiction of organization, and qualify and remain qualified to do business in, and maintain its rights, privileges and franchises in each other jurisdiction which in the opinion of the respective board of directors, manager, general partner or other governing Person thereof continue to be advantageous to it and shall comply in all material respects with all applicable Legal Requirements. Without limiting the generality of the foregoing, Borrower agrees to (and to cause each such other Person to) qualify to do business as a foreign corporation in each jurisdiction where the nature of its business and the operations conducted by it therein require it to be so qualified.
     7.7 Preservation of Assets. Borrower and each Loan Party other than an REO Affiliate will keep its property material to the conduct of its business in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, so that the business carried on by it may be conducted at all times in accordance with prudent business management.

     7.8 Inspection of Books and Assets. Borrower, each of its REO Affiliates and each other Loan Party shall permit Agent, Lenders and each of their respective representatives reasonable access during normal business hours to its properties and personnel, and shall disclose and make available to Agent and Lenders all books, papers and records relating to the Assets, stock ownership, properties, operations, obligations, and liabilities of such Person, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers (other than those that are the property of its independent outside auditors), litigation files, loan files, plans affecting employees, and any other business or prospects in which Lenders may have a reasonable interest in connection with the Loans, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations, and provided further that in the event that any of the foregoing are in the control of any third party, Borrower shall use its reasonable best efforts to cause such third party to provide access to such materials to Agent and Lenders who shall request the same. In the event that Borrower is prohibited by law from providing any of the access referred to in the preceding sentence to Agent and Lenders, it shall use its commercially reasonable efforts to obtain waivers thereof promptly so as to permit such access. Borrower shall make the directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) of Borrower and its REO Affiliates to confer with Agent and Lenders and their respective representatives, provided that (i) such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations and (ii) unless a Default or Event of Default exists, counsel to Borrower shall be permitted to be present at any meeting between Borrower’s independent public accountants and Agent or Lenders.
     7.9 Payment of Indebtedness. Borrower and each other Loan Party will duly and punctually pay, or cause to be paid, the principal of and the interest on all Indebtedness heretofore or hereafter incurred or assumed by such Person, when and as the same shall become due and payable, provided that neither Borrower nor any other Loan Party shall be required to pay any Indebtedness (other than Indebtedness incurred under this Agreement or any other Loan Document) while the same is being contested by it in good faith and by appropriate proceedings so long as Borrower or other Loan Party shall have set aside on its books appropriate reserves in accordance with GAAP with respect thereto and title to any property of Borrower or the applicable Loan Party is not jeopardized.
     7.10 Further Assurances. Borrower, each of its REO Affiliates and each other Loan Party will make, execute or endorse, and acknowledge and deliver or file, all such vouchers, invoices, notices, and certifications and additional agreements, undertakings, conveyances, transfers, assignments, or further assurances, and take any and all such other action, as Agent or any Lender may, from time to time, deem necessary or proper in connection with this Agreement, the obligations of such Person hereunder or under the Notes or any of the other Loan Documents to which such Person is a party, or for the better assuring and confirming unto Agent on behalf of Lenders, with the Requisite Priority, all or any part of the security for the Obligations.

     7.11 Notice of Default. Forthwith and in any event within five days after Borrower shall have obtained knowledge of the existence of a Default or Event of Default, Borrower will deliver to Agent a certificate signed by an Executive Officer of Borrower setting forth the details of such event, the period of existence thereof, and what action Borrower proposes to take with respect thereto.
     7.12 Reserves. Borrower and each other Loan Party will set up on its books of its earnings, reserves for bad debt in accordance with GAAP and in an aggregate amount deemed adequate in the judgment of such Person and accepted by the outside auditors in their annual audits.
     7.13 Representation and Warranties; Covenants as to Other Persons, Amendment of Schedules.
          (a) To the extent any representation or warranty contained herein refers to an event or state of facts which exists on or after the date hereof, on or after the Execution Date or on or after the Effective Date or on or after the date of any Loan and shall exist during the term hereof or at the time of any or each Loan hereunder, to the extent not already a covenant, said representation or warranty shall be deemed to be an affirmative covenant by Borrower to take all actions, omit to take such actions or cause such actions to be taken which shall be necessary or desirable to cause such representation or warranty to be true and accurate at all times during the term hereof. To the extent any representation, warranty or covenant herein (including the covenants set forth in Section 8 and in this Section 7) relates to any REO Affiliate or any other Loan Party, it shall be deemed to be a covenant of Borrower to cause such Person to comply with or otherwise perform such representation, warranty or covenant, whether or not Borrower has the legal, corporate or other ability to cause such compliance or performance.
          (b) No delivery of any new or supplemented Schedule to this Agreement (whether or not such delivery is required by this Agreement or any other Loan Document) shall waive or cure any Default or Event of Default which would occur absent such delivery (other than a Default or Event of Default arising solely from the breach of an obligation to deliver such Schedule and other than as may be set forth in writing in a consent or amendment (if any) pursuant to which any such new or supplemented Schedule is delivered).
     7.14 Perform Obligations. Borrower, each of its REO Affiliates and each other Loan Party shall duly and punctually pay and perform each of its obligations under the Loan Documents to which it is a party, in accordance with the terms hereof and thereof.
     7.15 New Debt; Equity Interests.
          (a) Borrower shall ensure that at the time that Borrower acquires an Equity Interest in any Person, including any REO Affiliate, such Equity Interest is subject to a perfected security interest of the Requisite Priority in favor of Agent and Lenders and, in connection therewith, shall take such action and execute and deliver such pledge agreements or amendments to pledge agreements and such other instruments and agreements, including, without limitation, delivery of notices of lien to the pledged entity, acknowledgement of such notice from the pledged entity, delivery of the original certificates of certificated securities to Agent, together with an assignment separate from certificate therefor, in each case in form and substance satisfactory to the Agent, as the Agent may require. The provisions of this Section 7.15(a) are in addition to, and not in limitation of, other provisions of this Agreement limiting the investments, the acquisition of Equity Interests and the acquisition of other Assets by Borrower.
          (b) Borrower shall ensure that at the time that Borrower makes any loan or acquires any rights to any other indebtedness or acquires any note, bond or other indebtedness instrument (any such note, bond or other instrument, a “Subject Debt Instrument”), all rights of Borrower with respect to such loan, other indebtedness and Subject Debt Instrument are subject to a perfected security interest of the Requisite Priority in favor of Agent and Lenders and, in connection therewith, shall take such action and execute and deliver such pledge agreements or amendments to pledge agreements and such other instruments and agreements, including, delivery of the Subject Debt Instruments to the Custodian, together with an assignment separate from such Subject Debt Instrument or an allonge thereto and an Assignment, as the Agent may require. The provisions of this Section 7.15 are in addition to, and not in limitation of, other provisions of this Agreement limiting investments and the acquisition of other Assets by Borrower.
     7.16 Cooperation. At Agent’s request, Borrower and each of the other Loan Parties will meet from time to time with (and provide then available financial information to) other financial institutions to which any Lender may wish to grant participations in the Loans, including potential Lender Assignees and potential Purchasing Lenders.
     7.17 Approvals and Consents. In the event that any approval, consent or non-objection need be obtained by Borrower, any of its REO Affiliates or any other Loan Party from, or a notice or other filing need be filed by Borrower or any such other Person, with, any Governmental Authority in connection with the execution, delivery and performance of this Agreement or any Loan Document by Borrower or any such other Person, Borrower shall take and cause such other Person (as applicable) to take, all actions reasonably necessary to obtain any such approval, consent or non-objection or file such notice or other filing as promptly as practicable, and Lenders agree to cooperate with Borrower in obtaining or filing the same.
     7.18 Stay, Extension and Usury Laws. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive it from paying all or any portion of the principal of, premium, if any, or interest on the Notes, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of its obligations under the Notes, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantages of any such law.
     7.19 Compliance with Laws. Borrower shall comply with, and shall cause each of its REO Affiliates to comply with, all laws, rules, regulations and governmental orders (federal, state and local), including all Environmental Laws, having applicability to it or to the business or businesses at any time conducted by it, where the failure to so comply would have, or could reasonably be expected to have, a Material Adverse Effect.

     7.20 Lockbox Account. Borrower shall instruct all Obligors to remit all payments on account of Assets comprising any Asset Pool directly to, and Borrower, each of its REO Affiliates, the Servicer and each of their respective agents shall promptly remit or cause to be remitted any such payments received by them to, the Lockbox Account.
     7.21 REO Affiliates. All REO Properties shall be owned by an REO Affiliate; it being understood that Borrower will not be taking title to any REO Properties. Promptly upon its acquiring title to any REO Property, Borrower agrees (i) to cause the applicable REO Affiliate to execute and deliver to Borrower a REO Note, which shall be promptly endorsed by Borrower to the Agent and delivered to the Custodian, and REO Security Documents granting to Borrower a first and prior Lien upon each such REO Property, or in cases where such asset was subject to a prior Lien at the time Borrower purchased the financial instrument secured by such REO Property and such prior Lien was disclosed to Lenders in writing prior to the applicable Borrowing Date, a Lien subject only to Permitted Prior Liens, and (ii) to promptly execute and deliver to the Custodian REO Security Documents with respect thereto together with an Assignment relating thereto. Agent has agreed to refrain from requiring the recording of such REO Security Documents and Assignments unless and until there shall have occurred an Event of Default; provided, however, Agent shall have the right, at any time after the occurrence of an Event of Default to record any and all of such REO Security Documents and such Assignments, at the expense of Borrower, with such filing offices as may be required by Agent to evidence Agent’s Liens on such REO Properties.
     Section 8. NEGATIVE COVENANTS.
     Borrower warrants and represents to and covenants to Lenders and Agent that, so long as this Agreement is in effect and until the Loan Commitments are terminated and all of the Loans, together with interest and all other obligations incurred hereunder are paid in full, Borrower will, and will cause each of its REO Affiliates and each other Loan Party to, perform the obligations set forth in this Section 8 (unless it shall have first procured the written consent of the Majority Lenders to do otherwise) which are applicable to such Person.
     8.1 Amend Charter Documents; Engage in Same Type of Business.
          (a) Neither Borrower nor any of its REO Affiliates shall (i) make or consent to any change: (i) in its Charter Documents or in its capital structure or (ii) make any change in any of its business objectives, purposes and operations, including by undertaking additional business activities or (iii) waive any material right under its Charter Documents. Neither Borrower nor any of the other Loan Parties shall engage in any business not of the same general type as those conducted by it on the Execution Date. Without limiting the foregoing, Borrower shall not engage in any business other than purchasing Asset Pools in accordance with the terms hereof, and causing such Asset Pools to be serviced in accordance with Section 8.21.
     8.2 Liens. Neither Borrower nor any of its REO Affiliates shall grant, contract, create, incur, assume or suffer or permit to exist any Lien upon or with respect to, or by transfer or otherwise subject to the prior payment of any indebtedness (other than the Loans), any of its Assets, whether now owned or hereafter acquired, except (i) Permitted Liens or (ii) in the case of an REO Affiliate, Liens in favor of Borrower and non-consensual Charges.

     8.3 Other Indebtedness. Neither Borrower nor any of its REO Affiliates will contract, create, incur, assume or suffer to exist any Indebtedness, except:
     (i) the Loans;
     (ii) other Indebtedness existing on the Effective Date listed on Schedule 10.19 to this Agreement;
     (iii) unsecured trade payables incurred in the ordinary course of business;
     (iv) in the case of any REO Affiliate, Indebtedness owed to Borrower and trade payables incurred in the ordinary course of business and, to the extent constituting Indebtedness, Charges incurred by such REO Affiliate; and
     (v) Indebtedness to the extent permitted by clause (i) of Section 8.11.
     8.4 Sell Assets. Neither Borrower nor any of its REO Affiliates shall assign, sell or transfer any of its Assets to any Person, other than in the ordinary course of business and for fair and adequate consideration; provided that the foregoing shall not restrict (i) an REO Affiliate from transferring its Assets to the Person which owns all of its equity interests or to any other Person which is not a Subsidiary or Affiliate of Borrower, FirstCity or such REO Affiliate or (ii) Borrower from transferring distressed notes secured by real estate (and such real estate security) to any of its permitted REO Affiliates.
     8.5 Attachment. Neither Borrower nor any of its REO Affiliates shall permit or suffer any levy, attachment, seizure, or restraint to be made of, upon or affecting any of its Assets or permit any of its Assets to be subject to a writ of distress, if the same would have a Material Adverse Effect.
     8.6 Receiver. Except as contemplated by the Custodian Agreement, neither Borrower nor any of its REO Affiliates shall permit or suffer any receiver, trustee or assignee for the benefit of creditors, or any other custodian to be appointed to take possession of all or any of its Assets, or for all or any of its Assets to come within the possession of any receiver, trustee, assignee for the benefit of creditors or custodian, if the same would have a Material Adverse Effect.
     8.7 Mergers and Acquisitions. Borrower shall not wind up, liquidate or dissolve its affairs or merge or consolidate with any Person (or agree to do any of the foregoing at any future time) or fail to maintain its corporate, partnership or limited liability company or other formal existence.
     8.8 Stock Transfers.
          (a) Neither Borrower nor any of its REO Affiliates shall (x) grant any option, warrant or other right to purchase any Equity Interest in Borrower or such REO Affiliate or (y) issue any other Equity Interests other than, in the case of REO Affiliates, upon its formation, or (ii) transfer any Equity Interests (whether its own or Equity Interests issued by any Person other than itself) without, in each case, the prior written consent of Majority Lenders.

          (b) Neither FC Commercial nor FH Assets shall grant any option, warrant or other right to purchase any Equity Interest in Borrower or transfer any Equity Interests in Borrower.
     8.9 Adverse Transactions. Neither Borrower, any of its REO Affiliates nor any other Loan Party shall enter into any transaction which materially and adversely affects its ability to perform its obligations under the Loan Documents or to pay any other Indebtedness.
     8.10 Investments. Neither Borrower nor any of its REO Affiliates shall make any investment in Equity Interests of any Person, or otherwise have any subsidiary, other than, with respect to Borrower, REO Affiliates (and general partnerships formed solely to serve as general partner of one or more REO Affiliates) listed on Schedule 10.32 and REO Affiliates (and general partnerships formed solely to serve as general partner of one or more REO Affiliates) formed after the Closing Date with Agent’s prior written consent. As used in this Section 8.10 “invest” shall include, but not be limited to, contributions to the capital of a Person.
     8.11 Loan; Guaranty Debt.
          (a) Except as set forth on Schedule 8.11, neither Borrower nor any of its REO Affiliates shall make any loan to any Person or, other than the acquisition of Asset Pools as contemplated in this Agreement, otherwise invest in or acquire any note, bond, other debt instruments or obligations of or issued by any Person except (subject to compliance with Section 7.15) (i) the accepting by Borrower of a note from its REO Affiliate evidencing the deferred purchase price of a mortgage note sold to such REO Affiliate by Borrower or a portion of the purchase price for the real property in the event that the REO Affiliate acquires the real property at a foreclosure sale or otherwise by purchase from Borrower, (ii) the accepting by an REO Affiliate of a note from the transferee of real property sold by such REO Affiliate in the ordinary course of business evidencing a portion of the deferred purchase price of such property, (iii) a loan made by an REO Affiliate to a purchaser of an REO Property for all or part of the purchase price of the REO Property, or (iv) with respect to Borrower, in satisfaction of Obligor Funding Obligations.
          (b) Except as set forth on Schedule 8.11(b), neither Borrower nor any of its REO Affiliates shall enter into or issue any Guaranty Equivalents.
     8.12 Issue Power of Attorney. Except pursuant to the other provisions of this Agreement or the Security Documents to which Agent is a party, or as set forth in the Revolving Acquisition Agreement, Borrower shall not issue any power of attorney or other contract or agreement giving any Person power or control over the day-to-day operations of any such Person’s business.
     8.13 Amendment of Credit Agreements. Neither Borrower nor any of its REO Affiliates shall amend, modify or extend (or agree to amend, modify or extend or give any notice of any sort the result of which would amend, modify or extend (whether or not, without limitation, any such extension would occur pursuant to a renewal or extension option contained therein or any other term thereof)) any note, credit agreement, security agreement or other document, instrument or agreement evidencing or securing Indebtedness of such entity; provided that Borrower or its REO Affiliates may extend the term of any credit facilities or loans permitted under the terms of this Agreement under financial terms no more onerous than those provided for in the applicable existing credit facility or then-existing market credit terms.
     8.14 Use of Proceeds.
          (a) The proceeds of the Effective Date Loan shall not be used by for any purpose other than to repay an advance made by FC Commercial to Borrower and to make a cash distribution to FC Commercial in an aggregate amount equal to the amount of the Effective Date Loan, which repayment and distribution shall, in turn, be used by FC Commercial and FirstCity to repay advances in like amount made by FirstCity and the lenders under the Revolving Acquisition Agreement.
          (b) The proceeds of Loans other than the Effective Date Loan shall not be used by Borrower for any purpose other than to pay all or a portion of the Acquisition Price (and, if requested by Borrower in the Notice of Borrowing, any fee under this Agreement (including the Utilization Fee) in respect of the related Loans) of the Asset Pool identified in the related Notice of Borrowing to the seller of such Asset Pool previously identified to Agent and Lenders pursuant to the terms hereof.
     8.15 Payments for Consent. Neither Borrower, any of its REO Affiliates nor any other Loan Party shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Loan Document unless such consideration is paid to all Lenders.
     8.16 Limitations on Dividends and Other Payment Restrictions. Borrower, each of its REO Affiliates and each other Loan Party shall not create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any such Person to:
     (i) pay any dividends or make any other distribution on its Stock or other Equity Interests to Borrower or any of its REO Affiliates;
     (ii) make payments on or in respect to any Indebtedness owed to Borrower or its REO Affiliates; or
     (iii) make loans or advances to Borrower or any of its REO Affiliates or to guarantee Indebtedness of Borrower or any of its REO Affiliates;
     other than, in the case of (ii) and (iii),
          (1) restrictions with respect to an REO Affiliate imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the assets (which term may include the capital stock) of such REO Affiliate provided that such restrictions terminate upon the closing of such sale or disposition or termination of such agreement; and

          (2) restrictions under this Agreement and the Revolving Acquisition Agreement.
     8.17 Accounting Changes. Neither Borrower, any of its REO Affiliates nor any other Loan Party will make any significant change in (x) accounting treatment and reporting practices except as permitted or required by GAAP or Legal Requirements or (y) unless Agent consents thereto in writing (which consent shall not be unreasonably withheld), its Fiscal Year; provided that in any such case, if any such change would affect any computation required by Section 8A hereof or any amount required to be paid by Section 2.4 hereof, appropriate amendment shall have been made to this Agreement with respect thereto (or, in the case of change required at such time by a Legal Requirement, appropriate amendment is made to this Agreement contemporaneous with such change and, and if such amendment is not made, Borrower shall be deemed in default under Section 8A).
     8.18 Related Transactions. Neither Borrower nor any of its REO Affiliates shall enter into any transactions with any Affiliate or Associate or Parent, including, without limitation, agreements for the purchase, sale or exchange of property or the rendering of any services to or by any Affiliate or Associate of Borrower or any Parent, or enter into, assume or suffer to exist any employment, management, administration, advisory or consulting contract with any Affiliate or Associate of Borrower or any Parent or, in each of the foregoing cases, with any officer, director or partner of any Affiliate or Associate of Borrower or any Parent unless, in any such case, such transaction (a) is otherwise not in violation of this Agreement or any other Loan Document and (b) is in the ordinary course of its business and is upon fair and reasonable terms no less favorable to Borrower or such REO Affiliate (as the case may be) than such Person would obtain in a comparable arm’s-length transaction with a Person not an Affiliate or Associate; provided, that the foregoing shall not restrict Borrower from entering into the Services Agreement, the Lockbox Agreement, the Custodian Agreement, or any transaction contemplated by the definition of “REO Affiliate” to sell real estate (or distressed notes secured by real estate) to its REO Affiliate.
     8.19 Leasebacks. Neither Borrower nor any of its REO Affiliates will enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing to any of the foregoing Persons of real property (i) which at the time has been or is to be sold or transferred by any of the foregoing Persons to such lender or investor, or (ii) which has been or is being acquired from another Person by such lender or investor or on which one or more buildings or facilities have been or are to be constructed by such lender or investor for the purpose of leasing such property to Borrower or such REO Affiliate.
     8.20 Compliance with ERISA. Neither Borrower nor any of its REO Affiliates (each, an “Applicable Person”) will (i) terminate, or permit any of its REO Affiliates to terminate, any Pension Plan so as to result in any material (in the opinion of Agent or the Majority Lenders) liability of any such Person or Subsidiary to the PBGC, (ii) permit to exist the occurrence of any Reportable Event (as defined in Section 4043 of ERISA), or any other event or condition, which presents a material (in the opinion of Agent or the Majority Lenders) risk of such a termination by the PBGC of any Pension Plan, (iii) allow, or permit any of its REO Affiliates to allow, the aggregate amount of “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) under all Pension Plans of which any Applicable Person or any ERISA Affiliate is a

“contributing sponsor” (within the meaning of Section 4001(a)(13) of ERISA) to exceed $100,000, (iv) allow, or permit any of its REO Affiliates to allow, any Plan to incur an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, (v) engage, or permit any of its REO Affiliates or any Plan to engage, in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) resulting in any material (in the opinion of Agent or the Majority Lenders and considered by itself or together with all other such liabilities of Borrower and all ERISA Affiliates) liability to any Applicable Person or any ERISA Affiliate, (vi) allow, or permit any of its Subsidiary to allow, any Plan to fail to comply with the applicable provisions of ERISA and the Code in any material respect, (vii) fail, or permit any of its REO Affiliates to fail, to make any required contribution to any Multiemployer Plan, or (viii) completely or partially withdraw, or permit any of its REO Affiliates to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material (in the opinion of Agent or the Majority Lenders) withdrawal liability under Title IV of ERISA. No Loan Party, other than FirstCity has or shall at any time have any employees.
     8.21 Servicing. Borrower shall ensure that FC Servicing is the servicer for each Asset Pool.
     8.22 Foreclosures. Without Agent’s prior written consent, neither Borrower nor any REO Affiliate shall take title to, or otherwise commence foreclosure proceedings against, any real property securing any Collateral Loan without having first delivered to Agent a new environmental site assessment(s) (or a copy of the environmental site assessment previously obtained with respect to the real property in question and which is accompanied by such updates as Agent may reasonably require) satisfactory in all respects to Agent and prepared by a qualified environmental firm reasonably satisfactory to Agent, with respect to the real property in question and received Agent’s written acknowledgment that the results thereof are acceptable to Agent. Notwithstanding the foregoing, with respect to any single family residence or multifamily residential property with four (4) or less units (“Residential 1-4’s”) the Borrower or REO Affiliate shall not be required to obtain an environmental site assessment, but instead may prepare, or cause the Servicer to prepare or direct the preparation of, a preliminary environmental evaluation using a standardized evaluation form, absent any known, suspected or observable environmental risks (other than the potential presence of radon, lead paint and/or asbestos containing materials), in which case an environmental site assessment shall be required.
     Section 8A FINANCIAL COVENANTS
     Borrower warrants and represents to and covenants to Lenders and Agent that, so long as this Agreement is in effect and until the Loan Commitments are terminated and all of the Loans, together with interest and all other obligations incurred hereunder are paid in full:
          (a) FirstCity and its Subsidiaries, on a consolidated basis, shall, at the end of each fiscal quarter:
   (i) maintain a ratio of Indebtedness to Tangible Net Worth equal to or less than 2.00 to 1.00 for the last day of the fiscal quarter then ended; and

   (ii) maintain a ratio of EBITDA to Interest Coverage not less than 2.50 to 1.00 for the four fiscal quarters then ended; and
   (iii) maintain a Tangible Net Worth equal to or greater than $75,000,000 on the last day of each fiscal quarter.
          (b) FirstCity and its Subsidiaries will not make any Capital Expenditures in an aggregate amount (excluding the capitalization of insurance premiums) in excess of $1,000,000 during any fiscal year.
          (c) All covenants set forth in this Section 8A shall be measured quarterly, upon receipt of the Financial Statements delivered to Agent pursuant to Section 7.1(a), and also upon receipt of the annual consolidated Financial Statements delivered in accordance with Section 7.1(b).
          (d) In the event that any Financial Statement required to be delivered pursuant to Section 7.1(a) or Section 7.1(b) or any certificate required to be delivered pursuant to Section 7.1(e) hereof (in the case of any such certificate required in connection with monthly financial statements, at the end of any month which is also a fiscal quarter end date) is not delivered within 10 days after the date required therefor pursuant to such section, Borrower shall be deemed to be in default of this Section 8A for purposes of Section 9.3 hereof.
     Section 9. EVENTS OF DEFAULT.
     Upon the occurrence of any of the following specified events (each an “Event of Default”):
     9.1 Principal and Interest. Borrower shall default in the due and punctual payment of any principal, interest or other amount due hereunder or under any Note or any other Loan Document; provided, that the failure to make any interest payment when due shall not constitute an Event of Default if such interest payment is made within three days of the date when due and Borrower has not been late in making any other interest payment on any Note more than once in the preceding 12 months; or
     9.2 Representations and Warranties. Any representation, warranty, statement, report or certificate made or delivered by Borrower or any other Loan Party or any officer, director, manager or authorized employee or agent thereof herein or in any other Loan Document or otherwise in writing by such Person in connection with any of the foregoing or in any certificate, report or other statement furnished pursuant to or in connection with any of the foregoing, shall be breached or shall prove to be untrue in any material respect; or
     9.3 Negative and Certain Other Covenants. Borrower, any of its REO Affiliates, any other Loan Party or any other Person covered thereby shall fail to perform or observe any term, covenant or agreement to be performed or observed by Borrower, such REO Affiliate, Loan Party or other Person, as the case may be, pursuant to Section 8 or Section 8A; or
     9.4 Other Covenants. Borrower, any of its REO Affiliates, any other Loan Party or any other Person covered thereby shall fail to perform or observe, any term, covenant or agreement to be performed or observed by Borrower, such REO Affiliate, Loan Party or other Person, as the case may be, pursuant to any of the provisions of this Agreement (other than those referred to in Sections 9.1, 9.2 or 9.3) or any other Loan Document and such default (which shall be capable of cure) shall continue unremedied for a period of thirty days, after the earlier of the date on which (x) Agent or any Lender gives Borrower notice thereof, or (y) Borrower obtains knowledge of such default; or
     9.5 Other Indebtedness. Any Applicable Indebtedness of Borrower, any of its REO Affiliates or any other Loan Party (i) shall be declared to be or shall become due and payable prior to the stated maturity thereof or (ii) shall not be paid as and when the same becomes due and payable; or any other event of default shall occur and be continuing under any other Indebtedness Instrument (other than a Loan Document) relating to any Indebtedness of Borrower in excess of $1,000,000, any other Loan Party in excess of $15,000,000, or any REO Affiliate in excess of $500,000 and, if a cure period is applicable thereto, such default shall not be cured within 15 days after the occurrence thereof; or
     9.6 Revolving Acquisition Agreement. There shall be a continuing default under the terms of the Revolving Acquisition Agreement or the “Loan Documents” as therein defined, the effect of which is to permit the holder or holders of any indebtedness thereunder to accelerate the maturity of such indebtedness;
     9.7 Insolvency. (i) Borrower, any of its REO Affiliates or any other Loan Party (Borrower and each of the other foregoing Persons being a “Section 9.7 Entity”) shall make an assignment for the benefit of creditors or a composition with creditors; or (ii) any Section 9.7 Entity shall admit in writing its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, liquidator, trustee or custodian of or for it or any of its Assets; or (iii) any application is made by any other Person for the appointment of any receiver, liquidator, trustee or custodian for any Section 9.7 Entity or for any of the Assets of any Section 9.7 Entity; or (iv) any Section 9.7 Entity shall commence any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (v) there shall be commenced against any Section 9.7 Entity any such proceeding which shall remain undismissed for a period of 60 days or more, or any order, judgment or decree approving the petition in any such proceeding shall be entered; or (vi) any Section 9.7 Entity shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or in the appointment of any receiver, liquidator, trustee or custodian (other than as contemplated in the Custodian Agreement) of or for it or any of its Assets, or shall suffer any such appointment to exist; or (vii) any Section 9.7 Entity shall take any action for the purpose of effecting any of the foregoing; or any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding or a receiver or trustee or other officer or representative of a court or of creditors, or any court, governmental officer or agency, shall under color of legal authority, take and hold possession of any substantial part of the property or Assets of any Section 9.7 Entity; or (viii) any Section 9.7 Entity shall become insolvent (howsoever such insolvency may be evidenced) or shall be unable to pay its debts as they mature (except that the occurrence of any condition set forth in this clause (viii) with respect to any REO Affiliate or FC Mexico, so long as FC Mexico or such REO Affiliate is paying its debts (other than Charges against any REO

Property for which no associated tax sale or action to foreclose has commenced) as they mature, shall not constitute an Event of Default under this Section 9.7 unless the occurrence of any such condition with respect to FC Mexico or such REO Affiliate is an Event of Default under any other clause of this Section 9.7); or
     9.8 Security Documents. The breach by Borrower or any other Loan Party of any term or provision of, or the occurrence of any default under, any Security Document or other Loan Document (other than this Agreement) or other agreement, instrument or document delivered in connection therewith to which such Person is a party, which breach or default is in the opinion of Agent, material, or any other such breach or default (other than such a material breach or default) occurs and is not cured within the time, if any, specified therefor therein or fifteen days thereafter, if no such time is specified or such time is less than 15 days; or if any such Security Document or Loan Document is at any time not in full force and effect; or any of the Security Documents shall fail to grant to Agent on behalf of Lenders the Liens (if any) intended to be created thereby; or if any Loan Party shall assert that it is not liable with respect to any Security Document to which it is a party; or any Guarantor shall assert that it is not liable as a guarantor under the Guaranty to which it is party; or
     9.9 Notice of Charge. Except as expressly permitted pursuant to Section 7.3, if a notice of any Charge is filed of record with respect to all or any of the Assets of Borrower or any other Loan Party; or
     9.10 Judgments.
          (a) Any final non-appealable judgment for the payment of money in excess of $1,000,000 (after giving effect to any amount covered by insurance as to which the insurer shall not have denied or questioned its obligation to pay) shall be rendered against Borrower, any of its REO Affiliates or any other Loan Party; or
          (b) Final judgment for the payment of money in excess of $1,000,000 shall be rendered against Borrower, any of its REO Affiliates or any other Loan Party and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed or diligently contested in good faith by appropriate proceedings; or
     9.11 ERISA. Any ERISA Affiliate of Borrower or of any other Applicable Person under Section 8.20 which is not a Subsidiary of Borrower or such Applicable Person shall fail in the performance or observance of any term, provision or agreement with respect to a Plan or Multiemployer Plan set forth in Section 8.20 as if such ERISA Affiliate were a Subsidiary of Borrower or an Applicable Person; or
     9.12 Material Effect Defaults. To the extent that the same does not constitute an Event of Default under any other provision of this Section 9, a default by Borrower, any of its REO Affiliates or any other Loan Party shall occur under any agreement, document or instrument (other than this Agreement or any of the other Loan Documents) now or hereafter existing, to which Borrower, such REO Affiliate or other Loan Party is a party and the effect of such default could reasonably be expected to have a Material Adverse Effect; or

     9.13 Change in Control. A Change in Control shall occur (for purposes hereof, a Change in Control shall mean the occurrence of any of the following events after the date hereof: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly, or indirectly, of more than fifty percent (50%) of the aggregate voting power of all classes of Capital Stock of FirstCity entitled to vote generally in an election of directors; (ii) FirstCity (or one or more wholly-owned subsidiaries thereof) ceases to own and control all of the issued and outstanding Equity Interests of Borrower, FC Commercial, FC Servicing, FC Holdings, FC International, FC Mexico, and FC Europe; (iii) FirstCity is merged with or into another corporation or another corporation is merged with or into FirstCity with the effect that immediately after such transaction the stockholders of FirstCity immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the entity surviving the transaction; Borrower is merged with or into another corporation or another corporation is merged with or into Borrower; (iv) to the extent not otherwise then constituting an Event of Default, all or substantially all of the Assets of Borrower or any other Loan Party are sold to any person or persons (as an entirety in one transaction or a series of related transactions). For purposes of this Section 9.13, “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents in the equity (however designated) of such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person); or
     9.14 Court Orders. To the extent not otherwise constituting an Event of Default, if Borrower or any other Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business or affairs and such Person consents (by action, inaction or otherwise) to such order or such order remains in effect for a period of 30 days; or
     9.15 Dissolution. Borrower or any other Loan Party shall dissolve, fully liquidate or suspend or discontinue its business;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, Agent may (and shall, if instructed in writing by the Majority Lenders) by written notice to Borrower: (i) declare the principal of and accrued interest on the Loans of Borrower to be, whereupon the same shall forthwith become, due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; and/or (ii) declare the Loan Commitments of Lenders terminated, whereupon such Loan Commitments shall forthwith terminate immediately; provided that if any Event of Default described in Section 9.7 shall occur with respect to Borrower, the result which would otherwise occur only upon the giving of written notice by Agent to Borrower as herein described shall occur automatically, without the giving of any such notice.
     Section 10. GENERAL REPRESENTATIONS AND WARRANTIES AND RELATED COVENANTS.
     In order to induce Lenders to enter into this Agreement and to make and maintain the Loans provided for herein, Borrower makes the following representations, covenants and warranties, both as of the Execution Date and (after giving effect to the transactions contemplated hereby to occur on the Effective Date) as of the Effective Date (unless otherwise specified), which representations, covenants and warranties shall survive the execution and delivery of this Agreement and the other documents and instruments referred to herein:
     10.1 Organization. Borrower, each of its REO Affiliates and each other Loan Party is and at all times hereafter shall be a corporation, limited liability company or a limited partnership, as the case may be, duly organized and validly existing and in good standing under the laws of the state of its organization and qualified or licensed to do business and in good standing in all states in which the laws thereof require such Person to be so qualified and/or licensed and in which the failure to so qualify could have a Material Adverse Effect. Schedule 10.1 identifies each jurisdiction in which each Loan Party has qualified or been licensed to do business and describes the nature and current status of any such qualification or license.
     10.2 Power. Each Loan Party has the right, power and capacity and is duly authorized and empowered to enter into, execute, deliver and perform the Loan Documents to which it is a party.
     10.3 Violation of Charter Documents. The execution, delivery and/or performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated thereunder have been duly authorized by all necessary corporate, partnership, limited liability company (as the case may be), shareholder or other action of the holders of the Equity Interests thereof and none of such execution, delivery, performance or consummation shall, by the lapse of time, the giving of notice or otherwise, constitute a violation of any Legal Requirement or a breach of any provision contained in the Charter Documents of such Loan Party, or contained in any agreement, instrument or document to which any Loan Party is now or hereafter a party or by which it or any of its Assets is or may become bound, other than agreements, instruments or documents that are immaterial to such Loan Party the breach of which could not have a Material Adverse Effect.
     10.4 Enforceability. This Agreement and the other Loan Documents to any Loan Party is a party are and will be the legal, valid and binding agreements of such Loan Party, enforceable in accordance with their respective terms, except as enforcement thereof may be subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
     10.5 Ownership.
     All of the partnership interests of Borrower are and at all times hereafter shall be owned by FirstCity and/or one or more wholly-owned subsidiaries of FirstCity. All Equity Interests of Borrower have been duly and validly issued, are fully paid and are non-assessable. There are no options, warrants and other rights to acquire any Equity Interests of Borrower.
     10.6 Fictitious Names. Each of the fictitious names, if any, used by Borrower during the five (5) year period preceding the Execution Date is set forth on Schedule 10.6 attached hereto (as amended from time to time) and none of such fictitious names are registered trademarks or tradenames with the U.S. Patent and Trademark Office, except as set forth in Schedule 10.6;
     10.7 Title.
          (a) Schedule 10.7 is a true, accurate and complete list of all Liens relating to the Collateral on the Execution Date and Effective Date.
          (b) Borrower, each of its REO Affiliates and each other Loan Party shall at all times have indefeasible and merchantable title to and ownership of all of its Assets except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     10.8 Financial Warranty. Except as set forth on Schedule 10.8, each Loan Party (i) is paying its debts as they mature, (ii) owns property which, at a fair valuation, is greater than the sum of its debt, and (iii) has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage.
     10.9 Proceedings. Except as set forth on Schedule 10.9, there are no actions or proceedings which are pending or threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect. None of the actions or proceedings referred to on Schedule 10.9 could have a Material Adverse Effect.
     10.10 Government Contracts. Except as set forth on Schedule 10.10, neither Borrower nor any of its REO Affiliates has any government contracts.
     10.11 Adequate Licenses. Borrower, each of its REO Affiliates and each other Loan Party possesses adequate licenses, patents, copyrights, trademarks and tradenames to continue to conduct its business as previously conducted by it and as contemplated in the foreseeable future except such licenses, patents, copyrights, trademarks and trade names the failure of which to obtain could not be reasonably expected to have a Material Adverse Effect.
     10.12 Government Permits; Approvals and Consents.
          (a) Except for matters which could not result in a Material Adverse Effect, Borrower, each of its REO Affiliates and each other Loan Party has been and is in good standing with respect to all governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted prior to the date hereof and prior to the Execution Date and to own or lease and operate its properties as now owned or leased by it. None of said permits, certificates, consents or franchises contain any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as the applicable Person.
          (b) Except for those consents and other items set forth on Schedule 10.12, neither Borrower, any of its REO Affiliates nor any other Loan Party requires the approval, consent, waiver, order, permission, license, authorization, registration or validation of, or filing with or exemption by, any Government Authority or any other Person (including but not limited to shareholders, partners, members, equity owners, holders of Indebtedness Instruments, or any owner of any lien upon the Assets of any one or more of them or their Affiliates) for the execution and delivery of, and the consummation of the transactions contemplated by, this Agreement and the other Loan Documents, including but not limited to the borrowing of any Loans, the pledge of the Collateral, and the payment and performance of all Obligations. Borrower, each of its REO Affiliates and each other Loan Party have received the consents and other items described on Schedule 10.12 and has delivered a copy thereof to Agent, which consents are in full force and effect, unmodified and unamended on the date hereof and on the Execution Date.
     10.13 Charge; Restrictions.
          (a) On the Execution Date and on the Effective Date, neither Borrower, any of its REO Affiliates nor any other Loan Party is a party to (nor are any of such Person’s Assets otherwise subject to) any contract or agreement or restriction, judgment, decree or order that could have a Material Adverse Effect.
          (b) On the Execution Date and on the Effective Date, neither Borrower, any of its REO Affiliates or any other Loan Party is subject to (nor are any such Person’s Assets otherwise subject to) any Charge other than Charges which are not yet due and payable or Charges against any REO Property for which no associated tax sale or action to foreclose has commenced.
     10.14 Compliance with Laws. Except for matters which could not result in a Material Adverse Effect, neither Borrower, any of its REO Affiliates, nor any other Loan Party is in violation of any applicable statute, regulation, order or ordinance of the United States of America, of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, including the Federal Reserve Board, in any respect.
     10.15 Compliance with Indebtedness Instruments. Other than those defaults set forth on Schedule 10.15, neither Borrower, any of its REO Affiliates nor any other Loan Party is in default under any Indebtedness Instrument or any other material agreement to which it is a party.
     10.16 Financials. The Financial Statements delivered by Borrower or any other Loan Party to Agent, fairly and accurately present the Assets, liabilities and financial conditions and results of operations of Borrower, and such other Persons described therein as of and for the periods ending on such dates and have been prepared in accordance with GAAP and such principles have been applied on a basis consistently followed in all material respects throughout the periods involved.
     10.17 Tax Returns. Each Loan Party has filed or caused to be filed all tax returns which are required to be filed, and has paid all Charges shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other Charges imposed on it or any of its properties by any Governmental Authority, except for Charges arising at any time after the Effective Date, which such Loan Party is disputing in accordance with the final sentence of Section 7.3.
     10.18 No Material Adverse Change. Except as set forth in Schedule 10.18, since June 30, 2005, no event or circumstance has occurred that had, has or could reasonably be expected to have a Material Adverse Effect.

     10.19 No Indebtedness. None of Borrower, any of its REO Affiliates nor any other Loan Party (i) has any Indebtedness except for Indebtedness described in Schedule 10.19, Schedule 10.20 and Schedule 8.11 and except for Indebtedness permitted by this Agreement which is reflected in the most recent Financial Statements delivered pursuant to 7.1(a) or (b) (except for any such Indebtedness permitted by this Agreement or, in the case of Loan Parties other than Borrower, the Revolving Acquisition Agreement, (x) incurred since such most recent Financial Statements were delivered, or (y) constituting unsecured trade payables arising in the ordinary course of business since the dates reflected in such Financial Statements that is not Indebtedness for borrowed money or Indebtedness of any REO Affiliate evidenced by a note payable to Borrower, in each case, to the extent, if any, not required by GAAP to be reflected in Financial Statements) or (ii) has guaranteed any indebtedness or entered into or issued any Guaranty Equivalent (other than as a result of the endorsement of any instrument of items of payment for deposit or collection in the ordinary course of business or as otherwise expressly permitted pursuant to the terms hereof, or, with respect to a Loan Party other than Borrower, the Revolving Acquisition Agreement) in respect of the obligations of any Person.
     10.20 Affiliate Notes. Attached hereto as Schedule 10.20 is a true, accurate and complete schedule of all promissory notes made by any REO Affiliate to Borrower.
     10.21 No Liability on Lenders or Agent. None of the execution, delivery and performance by Borrower or any other Loan Party of this Agreement and/or the other Loan Documents will impose on or subject any of Lenders or Agent to any liability, whether fixed or contingent, in respect of any Environmental Law, whether relating to the operation of Borrower’s business or otherwise. None of Lenders’ or Agent’s exercise of any of the rights or remedies described in this Agreement or in any of the other Loan Documents shall constitute a breach of any provision contained in any agreement, instrument or document concerning the assignment or license of, or the payment of royalties for, any patents, patent rights, tradenames, trademarks, trade secrets, know-how, copyrights or any other form of intellectual property now or at any time or times hereafter protected as such by any applicable law.
     10.22 Affiliates. Schedule 10.22 attached hereto is a true, accurate and complete schedule of Borrower’s Affiliates as of the Effective Date, together with a description of Borrower’s relationship to each such Affiliate.
     10.23 Real Property; Environmental Issues. Neither Borrower, any of its REO Affiliates nor any other Loan Party has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other Governmental Authority concerning any action or omission resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment with respect to any real property.
     10.24 Investment Company Act and Public Utility Holding Company Act. Neither Borrower, any of its REO Affiliates nor any other Loan Party or the entering into of any Loan Documents, nor the issuance of the Notes is subject to any of the provisions of the Investment Company Act of 1940, as amended. Neither Borrower, any of its REO Affiliates nor any other Loan Party is a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended, or subject to any other federal or state statute or regulation limiting its ability to incur Indebtedness for money borrowed.

     10.25 Disclosure. Neither this Agreement nor any other Loan Document nor any statement, list, certificate or other document or information, nor any schedules to this Agreement or any other Loan Document, delivered or to be delivered to Lenders or Agent, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Copies of all documents delivered to Lenders and/or Agent pursuant to this Section 10 or any other provision of this Agreement are true, correct and complete copies thereof and include all amendments, restatements, supplements and other modifications thereto and thereof.
     10.26 Qualification.
          (a) Solely by reason of (and without regard to any other activities of Lenders and/or Agent in any state in which Assets of Borrower, any of its REO Affiliates or any other Loan Party are located) the entering into and performance of this Agreement, the Notes, the other Loan Documents and the documents, instruments and agreements delivered in connection therewith by Lenders and/or Agent will not constitute doing business by Lenders and/or Agent in any of such states or result in any liability of Lenders and/or Agent for taxes or other governmental charges; and qualification by Lenders and/or Agent to do business in such jurisdiction is not necessary in connection with, and the failure to so qualify will not affect, the enforcement of, or exercise of any rights or remedies under, any of such documents.
          (b) No “business activity,” “doing business” or similar report or notice is required to be filed by Lenders and/or Agent in any such jurisdiction in connection with the Loans or the transactions contemplated by this Agreement or any other Loan Document, and the failure to file any such report or notice will not affect the enforcement of, or the exercise of any rights or remedies under, this Agreement or any of the other Loan Documents.
10.27 Federal Reserve Margin Regulations; Use of Proceeds
          (a) Neither Borrower, any of its REO Affiliates nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
          (b) Neither the Loans nor the use of proceeds therefrom will result in a violation of any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.
     10.28 Intellectual Property. All patents, trademarks, registered copyrights and trade names of Borrower are listed in Schedule 10.28 to this Agreement; all of those so listed are in full force and effect. If Borrower at any time acquires, establishes, invents or develops any patent, trademark, copyright or trade name that is or becomes material to Borrower’s business or operations, it will promptly notify Agent of same and take such action as Agent shall request to grant to Agent on behalf of Lenders a perfected, first priority security interest in same.
     10.29 Compliance with ERISA. Neither Borrower, any of its REO Affiliates nor any other Loan Party other than FirstCity has or shall at any time have any employees. Schedule 10.29 describes the Pension Plans to which FirstCity or any ERISA Affiliates may have obligations. Each Loan Party and each ERISA Affiliate and each Plan and the trusts maintained pursuant to such plans are in compliance in all material respects with the presently applicable provisions of Sections 401 through and including 417 of the Code, and of ERISA and (i) no event which constitutes a Reportable Event as defined in Section 4043 of ERISA has occurred and is continuing with respect to any Plan which is or was covered by Title IV of ERISA, (ii) no Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived, and (iii) no written notice of liability has been received with respect to any Loan Party or any Subsidiary for any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), nor has any such prohibited transaction resulting in liability to any Loan Party or ERISA Affiliate occurred.
          Neither Borrower, any of its REO Affiliates nor any other Loan Party nor any ERISA Affiliate (i) has incurred any liability to the PBGC (or any successor thereto under ERISA), or to any trustee of a trust established under Section 4049 of ERISA, in connection with any Plan (other than liability for premiums under Section 4007 or ERISA), (ii) has incurred any withdrawal liability under Subtitle E of Title IV of ERISA in connection with any Plan which is a Multiemployer Plan, nor (iii) has contributed or has been obligated to contribute on or after September 26, 1980, to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) which is subject to Title IV of ERISA.
          The consummation of the transactions contemplated by this Agreement (i) will not give rise to any liability on behalf of Borrower, any of its REO Affiliates or any other Loan Party or any ERISA Affiliate under Title IV of ERISA to the PBGC (other than ordinary and usual PBGC premium liability), to the trustee of a trust established pursuant to Section 4049 of ERISA, or to any Multiemployer Plan, and (ii) will not constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.
     10.30 The Security Documents.
     (a) Each Security Document heretofore delivered grants, and each Security Document hereafter delivered when delivered will grant a Lien in the properties or rights intended to be covered thereby (the “Collateral”) which (i) will constitute a valid and enforceable security interest under the Uniform Commercial Code of the State (x) in which the Collateral is located and (y) by which any Security Document is governed (as applicable, the “UCC”), (ii) will be entitled to all of the rights, benefits and priorities provided by the UCC, and (iii) when such Security Documents or financing statements with respect thereto are filed and recorded as required by the UCC, will be superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, pledge, lien, security interest, encumbrance or otherwise, except for Permitted Liens, and will provide Agent and Lenders the Requisite Priority. All such action as is necessary in law has been taken, or prior to the Effective Date will have been taken, to establish and perfect the security interest of Agent and Lenders in the Collateral and to entitle Lenders or Agent on behalf of Lenders to exercise the rights and remedies provided in each of the Security Documents and the UCC, as applicable, and no filing, recording, registration or giving of notice or other action is required in connection therewith except such as has been made or given or will have been made or given prior to such dates. All filing and other fees and all recording or other tax payable with respect to the recording of any of the Security Documents and UCC financing statements have been paid or provided for.
     10.31 Other Loan Documents. All representations and warranties contained in the other Loan Documents are true and correct.
     10.32 Subsidiary Interests. Borrower has no Subsidiaries (including, without limitation, REO Affiliates) as of the Closing Date other than those REO Affiliates (and those entities formed solely to serve as general partner of such REO Affiliates) set forth on Schedule 10.32. In the event any REO Affiliate is formed after the Closing Date in accordance with the terms hereof, Borrower warrants, represents and covenants that all of the above representations and warranties will be true and accurate as to such REO Affiliate.
     Section 11. AGENT.
     11.1 Appointment. Lenders hereby irrevocably appoint Bank of Scotland, acting through its New York branch, to act as Agent hereunder and as Agent or “Assignee” or “Secured Party” (or in any other similar representative capacity designated in any Security Document) under the Security Documents (in such capacity, the “Agent”). Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, Agent to take such action on its behalf under the provisions of this Agreement, the Notes, the Security Documents, the other Loan Documents and any other instruments and agreements referred to therein and to exercise such powers thereunder as are specifically delegated to or required of it by the terms thereof and such other powers as are reasonably incidental thereto; provided that Agent shall not take any action to realize upon any security interest in any of the Collateral, or release any substantial portion of the Collateral, without the consent of the Majority Lenders. Agent may perform any of its duties under any of the Loan Documents by or through its agents or employees.
     11.2 Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it under any of the Loan Documents, or in connection therewith unless caused by its or their gross negligence or willful misconduct. Nothing in the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of the Loan Documents except as expressly set forth therein. The duties of Agent under the Loan Documents shall be mechanical and administrative in nature and Agent shall not have by reason of its duties under the Loan Documents a fiduciary relationship in respect of any Lender. Agent agrees to deliver promptly to each Lender (i) copies of notices received by it pursuant to Sections 7.1, 7.2 and 7.11 of this Agreement, and (ii) copies of all documents required to be delivered hereunder by Borrower to Lenders directly but that are not so delivered to any Lender (but were delivered to

Agent) if such Lender notifies Agent that it has not received such document or documents, specifying same.
     11.3 Lack of Reliance. Independently and without reliance on Agent, each Lender to the extent it deems appropriate has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans and its Commitments hereunder and the taking or not taking of any action in connection herewith, (ii) its own appraisal of the creditworthiness of the Loan Parties and (iii) its own independent investigation and appraisal of the Collateral; and, except as expressly provided in the Loan Documents, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any certificate or other document delivered in connection herewith or for the authorization, execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, or sufficiency of any of the Loan Documents, the financial condition of the Loan Parties or the condition of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any of the Loan Documents, the financial condition of the Loan Parties or the existence or possible existence of any Event of Default or Default.
     11.4 Certain Rights. If Agent requests instructions from Lenders or Majority Lenders with respect to any interpretation, act or action (including failure to act in connection with this Agreement or any of the other Loan Documents) Agent shall be entitled to refrain from such act or taking such actions unless and until it shall have received instructions from Lenders or the Majority Lenders, as the case may be; and Agent shall not incur liability to any Person by so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Majority Lenders (as to matters requiring the consent of the Majority Lenders) or all Lenders (as to matters requiring the consent of all Lenders). Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless, if it requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking, continuing to take or not taking any such action.
     11.5 Reliance. Agent shall be entitled to rely upon any written notice or any telephone message believed by it to be genuine or correct and to have been signed, sent or made by the proper Person, and, with respect to all legal matters pertaining to the Loan Documents and its duties thereunder, upon advice of counsel selected by it.
     11.6 Indemnification. To the extent Agent is not reimbursed or indemnified by Borrower, Lenders will reimburse and/or indemnify Agent, in proportion to the aggregate amount of their respective Commitments (or, if Commitments are terminated, Loans outstanding) under this Agreement, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred or sustained by or asserted against Agent, acting pursuant hereto or any of the other Loan Documents in its capacity provided for in this Section 11, in any way relating to or arising out of this Agreement, or any of the other Loan Documents, provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. The obligations of Lenders under this Section 11.6 shall survive the repayment of the Notes and the Loans and the termination of this Agreement and the other Loan Documents.
     11.7 Agent, Individually. With respect to its Loan Commitment under this Agreement, the Loans made by it and any Note issued to or held by it, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note. The terms “Lender”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, not exclude Agent in its individual capacity as a Lender or holder of a Note. Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Loan Parties and their Subsidiaries as if it were not acting pursuant hereto, and may accept fees and other consideration from the Loan Parties and their Subsidiaries for services as Agent in connection with this Agreement and the other Loan Documents and for services otherwise than as Agent without having to account for the same to Lenders.
     11.8 Holders of Notes. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been received by Agent. Any request, authority or consent of any Person, who at the time of making such request or of giving such authority or consent is the payee of any Note, shall be conclusive and binding on any subsequent holder, transferee, assignee or payee of such Note or of any Note or Notes issued in exchange therefor.
     11.9 Resignation. Agent may resign at any time from the performance of all its functions and duties hereunder and under the other Loan Documents by giving 30 days prior written notice to Borrower and each Lender. Such resignation shall take effect upon the expiration of such 30-day period or upon the earlier appointment of a successor. Notwithstanding any such resignation, the provisions of Sections 11.6 and 12.3 shall inure also to the benefit of each Agent who has so resigned with respect to the period it served as Agent. In case of the resignation of Agent, the Majority Lenders, with the prior consent of Borrower, which consent may not be unreasonably withheld, may appoint a successor by a written instrument signed by the Majority Lenders. Any successor shall execute and deliver to Agent an instrument accepting such appointment, and thereupon such successor, without further act, shall become vested with all the estates, properties, rights, powers, duties and trusts of Agent hereunder and with like effect as if originally named as “Agent” herein and therein, and upon request, the predecessor Agent shall take all actions and execute all documents necessary to give effect to the foregoing. In the event Agent’s resignation becomes effective at a time when no successor has been named, all notices, other communications and payments hereunder required to be given by or to Agent shall be sufficiently given if given by the Majority Lenders (or all Lenders, if the consent of all Lenders is required therefor hereunder) or to each Lender, as the case may be. In such event, all powers specifically delegated to Agent may be exercised by the Majority Lenders and the Majority Lenders shall be entitled to all rights of Agent hereunder.

     11.10 Reimbursement. Without limiting the provisions of Section 11.6, Lenders and Agent hereby agree that Agent shall not be obligated to make available to any Person any sum which Agent is expecting to receive for the account of that Person until Agent has determined that it has received that sum. Agent may, however, disburse funds prior to determining that the sums which Agent expects to receive have been finally and unconditionally paid to Agent, if Agent wishes to do so. If and to the extent that Agent does disburse funds and it later becomes apparent that Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom Agent made the funds available shall, on demand from Agent:
          (a) refund Agent the sum paid to that Person; and
          (b) reimburse Agent for the additional amount certified by Agent as being necessary to indemnify Agent against any funding or other cost, loss, expense or liability sustained or incurred by Agent as a result of paying out the sums before receiving it; provided, however, that if such funds were made available to any Lender, such additional amount shall be limited to interest on the sum to be repaid, for each day from the date such amount was disbursed until the date repaid to Agent, at (for the first three days) the customary rate set by Agent for correction of errors among banks, and thereafter at the Base Rate (or, if greater and in respect of a Loan, the rate from time to time prevailing on such Loan).
     11.11 Other Agents. No Lender identified in this Agreement or any related document as “Lead Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified as a “Lead Arranger” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     Section 12. MISCELLANEOUS.
     12.1 Calculations and Financial Data. Calculations hereunder (including, without limitation, calculations used in determining, or in any certificate of any Loan Party delivered reflecting compliance by any Loan Party with the provisions of this Agreement) shall be made and financial data required hereby shall be prepared both as to classification of items and as to amount in accordance with GAAP, consistent with the audited Financial Statements described in Section 10.16; provided that for purposes of Section 8A no effect shall be given to any change in GAAP from those in effect on December 31, 2004.
     12.2 Amendment and Waiver. Except as otherwise provided, no provision of any of the Loan Documents may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Majority Lenders (or Agent on their behalf) and, if Borrower is a party thereto, Borrower, except that waivers of provisions relating to a Loan Party’s performance or non-performance of its obligations hereunder or thereunder need not be signed by such Loan Party or any other Loan Party; provided however, that the written consent of Agent shall also be required to change, waive, discharge or terminate provisions of Section 11; and provided further, that without the consent of all of Lenders (or Agent on their behalf) no change, waiver, discharge or termination may be made that would increase the amount of any Loan

Commitment of any Lender, decrease the principal of any Loan; decrease the interest rate payable on any Loan; decrease the amount of any fee or Commitment Commission; extend the Maturity Date of any Loan; change the definition of “Majority Lenders” or modify this Section 12.2. Any such change, waiver, discharge or termination shall be effective only in the specific instance and for the specific purposes for which made or given.
     12.3 Expenses; Indemnification.
          (a) Whether or not the transactions hereby contemplated shall be consummated, Borrower shall pay all out-of-pocket costs and expenses of (x) Agent incurred in connection with the preparation, execution, delivery, administration, filing and recording of, and (y) Agent and Lenders incurred in connection with the amendment (including any waiver or consent) or modification of (including any amendment, waiver, consent or modification at any time requested by Borrower, whether or not same is finalized or executed), any failure of Borrower to perform or observe any provision of, and enforcement of or preservation of any rights under, this Agreement, the other Loan Documents, the making and repayment of the Loans, and the payment of all interest and fees, including, without limitation, (A) the fees and expenses of Sullivan & Worcester LLP, counsel for Agent, and any special or local counsel retained by Agent or Lenders, and with respect to enforcement, the reasonable fees and expenses of counsel for Agent or any Lender, (B) the reasonable fees and expenses of accountants, other consultants, appraisers and other professionals retained by Agent in connection with the transactions contemplated hereunder, and (C) printing, travel, title insurance, mortgage recording, filing, communication and signing taxes and costs.
          (b) Borrower agrees to pay, and to save Agent and Lenders harmless from (x) all present and future stamp, filing and other similar taxes, fees or charges (including interest and penalties, if any), which may be payable in connection with the Loan Documents or the issuance of the Notes or any modification of any of the foregoing, and (y) all finder’s and broker’s fees in connection with the transactions contemplated by this Agreement and the other Loan Documents.
          (c) Borrower agrees to indemnify, pay and hold harmless Agent, each Lender, any Lender Assignee and each holder of a Note and their respective present and future officers, directors, employees and agents (collectively, the “Indemnified Parties”) from and against all liability, losses, damages and expenses (including, without limitation, legal fees and expenses) arising out of, or in any way connected with, or as a result of (i) the execution and delivery of this Agreement or the other Loan Documents or the documents or transactions contemplated hereby and thereby or the performance by the parties hereto or thereto of their respective obligations hereunder and thereunder or relating thereto; or (ii) any claim, action, suit, investigation or proceeding (in each case, regardless of whether or not the Indemnified Party is a party thereto or target thereof) in any way relating to the Collateral, Borrower or any other Loan Party, or any of their Subsidiaries or Affiliates, or any Subsidiary or Affiliate of any such Subsidiary or Affiliate, or in any way relating to any of the foregoing Persons, or any Affiliate of any of the foregoing in respect of this Agreement, any other Loan Documents or any other document or transaction in connection herewith or therewith or relating hereto or thereto; or (iii) any actual or alleged violation by Borrower or any other Loan Party, or any of their Affiliates or Subsidiaries, or any Affiliate of any of the foregoing Persons or any Subsidiary of any of the foregoing Persons (or any predecessor in interest of any of them) of any Environmental Law; provided that Borrower shall not be liable to an Indemnified Party for any portion of such liabilities, losses, damages and expenses sustained or incurred as a direct result of the gross negligence or willful misconduct of Agent, any Lender or such Indemnified Party if such gross negligence or willful misconduct is determined to have occurred by a final and non-appealable decision of a court of competent jurisdiction. Each Lender shall endeavor to give Borrower notice of any material claim, action, suit or proceeding (if not restricted by applicable law, regulation or Government Authority from so doing or unless the same would be inconsistent with a request from a Government Authority) referred to in clause (ii) which has been filed against such Lender within a reasonable time after the loan officer of such Lender with responsibility for this Agreement becomes aware of the same, but no failure to give any such notice shall affect, or relieve Borrower of, any of Borrower’s obligations under this Section 12.3 or under any other provision of this Agreement or any other Loan Document or result in any obligation or liability of Agent or any Lender to Borrower or any other Person.
          (d) All obligations provided for in this Section 12.3 and Sections 3.4, 3.8, 4.1, 4.2, 4.4, 5.1 and 11.6 shall survive any termination of this Agreement and the Commitments and the payment in full of the Obligations.
     12.4 Benefits of Agreement; Descriptive Headings.
          (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and, in particular, shall inure to the benefit of the holders from time to time of the Notes; provided, however, that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Agent and Lenders and any such purported assignment or transfer shall be void. In furtherance of the foregoing, each Lender shall be entitled at any time to grant participations in the whole or any part of its rights and/or obligations under this Agreement, the Loan Documents or any Loan or Note to any Person; provided, however, that no Lender Assignee shall be permitted by the terms of its participation agreement with the relevant Lender to require such Lender to take or omit to take any action hereunder except to the extent that if Lender Assignee were a Lender hereunder, its consent to taking or omitting to take such action would be required by the terms of the second proviso of Section 12.2 hereto. No such participation pursuant to this Section 12.4(a) shall relieve any Lender from its obligations hereunder and Borrower need deal solely with Agent and Lenders with respect to waivers, modifications and consents to this Agreement, the Loan Documents or the Notes. Any such participant is referred to in this Agreement as a “Lender Assignee”. Borrower agrees that the provisions of Sections 3.4, 3.6, 3.8, 5.3 and 12.3 shall run to the benefit of each Lender Assignee and its participations or interests herein, and any Lender may enforce such provisions on behalf of any such Lender Assignee; provided, however, that if any Lender grants a participation in the whole or any part of its rights and/or obligations pursuant to this Section 12.4(a), then the amounts that Borrower is required to pay pursuant to this Agreement (including, without limitation, additional amounts made pursuant to Section 5.3) shall not exceed the amounts that Borrower would have been required to pay to such Lender pursuant to this Agreement had such Lender not granted such participation. Borrower hereby further agrees that any such Lender

Assignee may, to the fullest extent permitted by applicable law, exercise the right of setoff with respect to such participation (and in an amount up to the amount of such participation) as fully as if such Lender Assignee were the direct creditor of Borrower. Upon a participation in accordance with the foregoing, Borrower shall execute such documents and do such acts as any Lender may reasonably request to effect such assignment. Any Lender may furnish any information concerning the Loan Parties in its possession from time to time to Lender Assignees (including prospective Lender Assignees) and prospective Purchasing Lenders. Each Lender shall notify Borrower of any participation granted by it pursuant to this Section 12.4(a) but neither the approval of Borrower nor that of any other Loan Party shall be required for any such participation. Borrower shall not be responsible for any due diligence costs or legal expenses of such Lender Assignees in connection with their entering into such participation.
          (b) The descriptive headings of the various provisions of this Agreement and the other Loan Documents are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
          (c) Any Lender may at any time assign to any other Lender or any affiliate of any Lender, or (subject to obtaining the prior written consent of Borrower (but no other Loan Party), such consent not to be unreasonably withheld) to one or more additional banks or financial institutions (“Purchasing Lenders”), all or any part of its Loan Commitment (and corresponding Loans and Note) pursuant to a Transfer Supplement (“Transfer Supplement”), the form and substance satisfactory to Agent; provided, however, that each such assignment shall be for an amount not less than $1,000,000 (or, if Lender’s Loan or Loan Commitment at the time is less, such amount) and integral multiples of $500,000 above such amount, or such other amount or multiple to which Agent may consent. Upon (i) such execution of such Transfer Supplement, (ii) delivery of an executed copy thereof to Borrower and Agent, (iii) payment by such Purchasing Lender to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Purchasing Lender, (iv) payment by the Purchasing Lender to Agent of a $3,000 processing fee, and (v) any consent of Borrower required by the first sentence of this Section 12.4(c), such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto and thereto with the percentage share of the Loan Commitment(s) set forth in Schedule I to such Transfer Supplement, and no further consent or action by Borrower, any other Loan Party, Lenders or Agent shall be required. Such Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the percentage of the Loan Commitment(s), Notes and Loans (and related rights and obligations) held by the transferor Lender and the Purchasing Lender arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender pursuant to the Transfer Supplement. Upon the consummation of any transfer to a Purchasing Lender pursuant to this Section 12.4(c), the transferor Lender, Agent and Borrower shall make appropriate arrangements so that, if required, a replacement Note or Notes (dated the same date as the Note or Notes being replaced) is issued to such transferor Lender and a new Note or Notes (dated the same date as the Note or Notes being replaced) or, as appropriate, a replacement Note or Notes (dated the same date as the Note or Notes being replaced) is issued to such Purchasing Lender, in each case in principal amounts reflecting their outstanding Loans and Loan Commitment(s), as adjusted pursuant to such Transfer Supplement.

          (d) Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, unless Agent, Borrower or a Lender otherwise request with respect to any specific exhibit, exhibits to this Agreement shall not be required to be attached to the execution or any other copy of this Agreement, and any references in this Agreement or the other Loan Documents to such exhibits as “Exhibits hereto,” “Exhibits to this Agreement” or words of similar effect shall be deemed to refer to such document as executed by the parties thereto and delivered on the Effective Date.
     12.5 Notices, Requests, Demands, etc. Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered if sent by Federal Express or other similar overnight delivery service, or three Business Days after mailing (when mailed, postage prepaid, by registered or certified mail, return receipt requested) or (in the case of telex, telegraphic, telecopier or cable notice) when delivered to the telex, telegraph, telecopier or cable company, or (in the case of telex or telecopier notice sent over a telex or telecopier owned or operated by a party hereto) when sent; in each case addressed as follows, except that notices and communications to Agent pursuant to Section 2 and Section 9 shall not be effective until received by Agent: (i) if to Agent, at the Closing Office, (ii) if to a Lender, at the address specified with its signature below or (if a Purchasing Lender) on the applicable Transfer Supplement, and (iii) if to Borrower, at its address specified with its signature below (Attention: President), or to such other addresses as any of the parties hereto may hereafter specify to the others in writing, provided that communications with respect to a change of address shall be deemed to be effective when actually received.
     12.6 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, except (as to any other Loan Document) to the extent specifically set forth otherwise in that Loan Document.
     12.7 Counterparts; Telecopies. This Agreement and the other Loan Documents may be executed in any number of counterparts, and by the different parties hereto and thereto on the same or separate counterparts, each of which when so executed and delivered shall be deemed to be an original; all the counterparts for each such Loan Document shall together constitute one and the same agreement. Telecopied signatures hereto and to the other Loan Documents shall be of the same force and effect as an original of a manually signed copy.
     12.8 Waiver; Remedies Cumulative; Payment of Claims; Full Recourse.
          (a) No failure or delay on the part of Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document, and no course of dealing between any Loan Party and Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Agent or any Lender to any other or further action in any circumstances without notice or demand.
          (b) The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Agent or any Lender would otherwise have pursuant to such documents or at law or equity.
          (c) In furtherance and not in limitation of the other rights and remedies of Agent and Lenders, upon the occurrence of an Event of Default or Default, Agent, in its sole and absolute discretion, without waiving or releasing any covenant, agreement or other obligation of Borrower or any Default or Event of Default, may at any time or times hereafter, but shall be under no obligation to, pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person against the Assets of Borrower or any REO Affiliate. All sums paid by Agent in respect thereof and all reasonable costs and expenses (including, without limitation, fees and expenses of counsel to Agent) relating thereto incurred by Agent or for which Agent becomes obligated on account thereof shall be part of the Obligations payable by a Borrower to Agent on demand and any amount not paid on demand shall bear interest at the Past Due Rate.
          (d) Borrower’s obligations to pay principal, interest, fees and other amounts when due under this Agreement and the other Loan Documents is absolute and unconditional and a full recourse obligation of Borrower, notwithstanding any fact or circumstance and, without limiting the generality of the foregoing, whether or not there are funds available in the Lockbox Account for application to any such obligation.
     12.9 Recoveries; Pro Rata Sharing.
          (a) Any Recoveries (after deduction and payment of all expenses and costs permitted by this Agreement, the Security Documents or applicable law) shall be applied against the Loans held by Lenders until satisfaction in full of all amounts due thereunder.
          (b) Lenders agree among themselves that, with respect to all sums received by Lenders applicable to the payment of the principal of or interest on the Notes (except as otherwise provided in Section 3.4, 5.3 or 5.4), equitable adjustment will be made between Lenders so that, in effect, all such sums shall be shared ratably by each of Lenders (in accordance with the outstanding principal amount of their respective applicable Loans) whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Notes or otherwise. If any Lender receives any payment on its Notes of a sum or sums in excess of its pro rata portion (except as otherwise provided in Section 3.4, 5.3 or 5.4), then such Lender receiving such excess payment shall purchase for cash from the other Lenders with outstanding Loans to Borrower an interest in their Note or Notes in such amount as shall result in a ratable participation by all of Lenders in the aggregate unpaid amount of applicable Notes then outstanding; provided, however, that if all or any portion of such excess payment is thereafter recovered by such Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Borrower hereby agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.9(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.
     12.10 Jurisdiction. BORROWER HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS OR THE DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AS AGENT OR ANY LENDER MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, BORROWER ACCEPTS AND CONSENTS FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE, UNLESS WAIVED BY AGENT AND THE MAJORITY LENDERS IN WRITING, WITH RESPECT TO ANY ACTION OR PROCEEDING BROUGHT BY IT AGAINST AGENT OR ANY LENDER AND ANY QUESTIONS RELATING TO USURY. BORROWER AGREES THAT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THE LOAN DOCUMENTS AND WAIVES ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS. BORROWER HEREBY IRREVOCABLY CONSENTS THAT ALL PROCESS SERVED OR BROUGHT AGAINST BORROWER WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT IF SENT BY REGISTERED MAIL, OR (IF PERMITTED BY LAW) BY FEDERAL EXPRESS OR OTHER SIMILAR OVERNIGHT COURIER SERVICE, TO BORROWER AT ITS ADDRESS SET FORTH ALONGSIDE ITS SIGNATURE BELOW (OR SUCH OTHER ADDRESS AS AGENT IS NOTIFIED OF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 12.5). NOTHING HEREIN SHALL AFFECT THE RIGHT OF AGENT OR LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.
     12.11 Severability. If any provision of this agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.
     12.12 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise and not by way of limitation of any such rights, upon the occurrence of an Event of Default each of Lenders is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Lender to or for the credit or the account of such Loan Party against and on account of the obligations and liabilities of such Loan Party now or hereafter existing under any of the Loan Documents irrespective of whether or not any demand shall have been made thereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Lender or Lenders exercising any rights granted under this Section 12.12 shall thereafter notify the affected Loan Party and Agent of such action; provided that the failure to give such notice shall not affect the validity of such set-off and application.
     12.13 No Third Party Beneficiaries. This Agreement is solely for the benefit of Agent and Lenders and Borrower and the respective successors and assigns of Agent and Lenders and nothing contained herein shall be deemed to confer upon anyone other than Borrower any right to insist on or to enforce the performance or observance of any of the obligations of Agent or Lenders contained herein. All conditions to the obligations of Lenders to make Loans hereunder are imposed solely and exclusively for the benefit of Lenders and their respective successors and assigns and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms and no other Person shall under any circumstances be deemed to be beneficiary of such conditions.
     12.14 Survival; Integration.
          (a) Each of the representations, warranties, terms, covenants, agreements and conditions contained in this Agreement shall specifically survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans and shall, unless otherwise expressly provided, continue in full force and effect until the Loan Commitments have been terminated and the Loans together with interest thereon, the Commitment Commissions, the fees and compensation of Agent, and all other sums payable hereunder or thereunder have been indefeasibly paid in full.
          (b) This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on the subject matter hereof and thereof. In the event of any direct conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     12.15 Domicile of Loans. Any Lender may make, maintain or transfer any of its Loans hereunder to, or for the account of, any branch office, subsidiary or affiliate of such Lender.
     12.16 No Usury. It is expressly stipulated and agreed to be the intent of Agent, Lenders and Borrower to comply at all times with applicable usury laws. If at any time such laws would ever render usurious any amount called for under any of the Loan Documents, then it is the express intention of the parties hereto that such excess amount be immediately credited on the applicable Notes, or if the applicable Notes have been fully paid, refunded by Lenders (pro rata in accordance with their respective principal amount of the affected Loans), to Borrower (and Borrower shall accept such refund) and the provisions hereof and thereof be immediately deemed to be reformed to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery to the fullest amount otherwise called for hereunder and thereunder. Any such crediting or refunding shall not cure or waive any default by Borrower under the Loan Documents. If at any time following any such reduction to the interest rate payable by Borrower there remains unpaid any principal amounts under the Notes and the maximum interest rate permitted by applicable law is increased or eliminated, then the interest rate payable to Lenders shall be readjusted, to the full extent permitted by applicable law, so that the total amount of interest thereunder payable by Borrower to Lenders shall be equal to the amount of interest which would have been paid by Borrower without giving effect to applicable usury laws. Borrower agree, however, that in determining whether or not any interest payable under the Notes or any of the other Loan Documents exceeds the highest rate permitted by law, any non-principal payment (except payments specifically stated in the Notes or such other Loan Documents to be “interest”), including fees and commissions and all other sums payable hereunder or thereunder or in connection herewith or therewith, shall be deemed, to the full extent permitted by law, to be an expense, fee, premium or penalty rather than interest.
     12.17 Waiver of Jury Trial. BORROWER, AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF BORROWER OR ANY OTHER LOAN PARTY, AGENT OR LENDERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR AGENT AND LENDERS ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     12.18 Waiver by Borrower. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR REQUIRED BY LAW, BORROWER WAIVES (A) PRESENTMENT, DEMAND AND PROTEST, NOTICE OF PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ANY OF LENDERS AND/OR AGENT ON WHICH BORROWER MAY IN ANY WAY BE LIABLE; (B) ALL RIGHTS TO NOTICE AND A HEARING PRIOR TO AGENT’S TAKING POSSESSION OR CONTROL OF, OR TO REPLEVY, ATTACHMENT OR LEVY UPON THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ANY OF LENDERS AND/OR AGENT TO EXERCISE ANY OF ITS RESPECTIVE REMEDIES; AND (C) THE BENEFIT OF ALL VALUATION, APPRAISEMENT, EXTENSION AND EXEMPTION LAWS.
     12.19 Waiver of Marshaling. All rights of marshaling of Assets of Borrower, including any such right with respect to the Collateral, are hereby waived by Borrower.
     12.20 Confidentiality. Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information obtained by Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to Agent hereunder may in all cases be distributed by Agent to Lenders) except that Agent or such Lender may disclose such information (i) to its officers, directors, employees, agents, counsel, accountants, auditors, advisors or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through Agent or such Lender, (iii) to the extent such information was available to Agent or such Lender in a capacity other than Agent or Lender hereunder or on a nonconfidential basis prior to its disclosure to Agent or such Lender hereunder, (iv) with the consent of Borrower, (v) to actual or prospective Lender Assignees or Purchasing Lenders or (vi) to the extent Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Government Authority to disclose such information.
     Section 13. TEXAS LANGUAGE.
     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE MATTERS COVERED HEREBY AND THEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of Page Intentional Blank — Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

FH PARTNERS, L.P.

By:	FH Asset Corp., its general partner

By:

Name: James C. Holmes
Title: Executive Vice President

6400 Imperial Drive (delivery only)
Waco, Texas 76710

P.O. Box 8216 (mail)
Waco, Texas 76714-8216

254-761-2953 (telecopier)

BANK OF SCOTLAND, acting through its New
York branch, individually and as Agent

By:

Name: Amena Nabi
Title: Assistant Vice President
[Signature Page to Revolving Credit Agreement]

TABLE OF CONTENTS

Section 1.	DEFINITIONS	1

Section 2.	THE LOANS	1
2.1	The Loans	1
2.2	Notice of Borrowing	2
2.3	The Notes	3
2.4	Mandatory Prepayments and Repayments of Loans	3
2.5	Voluntary Prepayments of Loans	4
2.6	Reduction of Commitments	4

Section 3.	INTEREST	4
3.1	Rate of Interest	4
3.2	Interest Payment Dates	5
3.3	Past Due Rate	5
3.4	Capital Adequacy	5
3.5	Determination of Rate of Borrowing	6
3.6	Substituted Rate of Borrowing	6
3.7	Required Termination and Prepayment	7
3.8	Compensation	8
3.9	Eurocurrency Interest Period Determination	9
3.10	Conversions	9

Section 4.	FEES	9
4.1	Commitment Commission	9
4.2	Utilization Fee	10
4.3	Upfront Fee	10
4.4	Facility Fee	10

Section 5.	PAYMENTS, ETC.	10
5.1	Payments on Non-Business Days; Calculations	10
5.2	Payment Date and Distribution of Funds	10
5.3	Net Payments; Application	13
5.4	Distribution by Agent	13

Section 6.	CONDITIONS PRECEDENT TO EFFECTIVENESS	14
6.1	Default, etc	14
6.2	Notes	14
6.3	Supporting Documents of Borrower	14
6.4	Officer's Certificate	14
6.5	Certifications; Financial Statements	14
6.6	Approvals and Consents	15
6.7	Legal Opinions	15
6.8	Adverse Change	15
6.9	Change in Law; No Opposition	15
6.10	All Proceedings to be Satisfactory	15
6.11	Fees and Expenses	15
6.12	Other Loan Documents	15
6.13	UCC Statements	16

i

6.14	REO Notes	16

Section 7.	AFFIRMATIVE COVENANTS	18
7.1	Financial Statements	18
7.2	Other Required Notices	20
7.3	Payment of Charges	22
7.4	Insurance	22
7.5	Maintenance of Records	23
7.6	Preservation of Existence	23
7.7	Preservation of Assets	23
7.8	Inspection of Books and Assets	24
7.9	Payment of Indebtedness	24
7.10	Further Assurances	24
7.11	Notice of Default	25
7.12	Reserves	25
7.13	Representation and Warranties; Covenants as to Other Persons, Amendment of Schedules	25
7.14	Perform Obligations	25
7.15	New Debt; Equity Interests	25
7.16	Cooperation	26
7.17	Approvals and Consents	26
7.18	Stay, Extension and Usury Laws	26
7.19	Compliance with Laws	26
7.20	Lockbox Account	27
7.21	REO Affiliates	27

Section 8.	NEGATIVE COVENANTS	27
8.1	Amend Charter Documents; Engage in Same Type of Business	27
8.2	Liens	27
8.3	Other Indebtedness	28
8.4	Sell Assets	28
8.5	Attachment	28
8.6	Receiver	28
8.7	Mergers and Acquisitions	28
8.8	Stock Transfers	28
8.9	Adverse Transactions	29
8.10	Investments	29
8.11	Loan; Guaranty Debt	29
8.12	Issue Power of Attorney	29
8.13	Amendment of Credit Agreements	29
8.14	Use of Proceeds	30
8.15	Payments for Consent	30
8.16	Limitations on Dividends and Other Payment Restrictions	30
8.17	Accounting Changes	31
8.18	Related Transactions	31
8.19	Leasebacks	31
8.20	Compliance with ERISA	31
8.21	Servicing	32

8.22	Foreclosures	32

Section 9.	EVENTS OF DEFAULT	33
9.1	Principal and Interest	33
9.2	Representations and Warranties	33
9.3	Negative and Certain Other Covenants	33
9.4	Other Covenants	33
9.5	Other Indebtedness	34
9.6	Revolving Acquisition Agreement	34
9.7	Insolvency	34
9.8	Security Documents	35
9.9	Notice of Charge	35
9.10	Judgments	35
9.11	ERISA	35
9.12	Material Effect Defaults	35
9.13	Change in Control	36
9.14	Court Orders	36
9.15	Dissolution	36

Section 10.	GENERAL REPRESENTATIONS AND WARRANTIES AND RELATED COVENANTS	36
10.1	Organization	37
10.2	Power	37
10.3	Violation of Charter Documents	37
10.4	Enforceability	37
10.5	Ownership	37
10.6	Fictitious Names	37
10.7	Title	38
10.8	Financial Warranty	38
10.9	Proceedings	38
10.10	Government Contracts	38
10.11	Adequate Licenses	38
10.12	Government Permits; Approvals and Consents	38
10.13	Charge; Restrictions	39
10.14	Compliance with Laws	39
10.15	Compliance with Indebtedness Instruments	39
10.16	Financials	39
10.17	Tax Returns	39
10.18	No Material Adverse Change	39
10.19	No Indebtedness	40
10.20	Affiliate Notes	40
10.21	No Liability on Lenders or Agent	40
10.22	Affiliates	40
10.23	Real Property; Environmental Issues	40
10.24	Investment Company Act and Public Utility Holding Company Act	40
10.25	Disclosure	41
10.26	Qualification	41
10.27	Federal Reserve Margin Regulations; Use of Proceeds	41

10.28	Intellectual Property	41
10.29	Compliance with ERISA	42
10.30	The Security Documents	42
10.31	Other Loan Documents	43
10.32	Subsidiary Interests	43

Section 11.	AGENT	43
11.1	Appointment	43
11.2	Nature of Duties	43
11.3	Lack of Reliance	44
11.4	Certain Rights	44
11.5	Reliance	44
11.6	Indemnification	44
11.7	Agent, Individually	45
11.8	Holders of Notes	45
11.9	Resignation	45
11.10	Reimbursement	46
11.11	Other Agents

Section 12.	MISCELLANEOUS	46
12.1	Calculations and Financial Data	46
12.2	Amendment and Waiver	46
12.3	Expenses; Indemnification	47
12.4	Benefits of Agreement; Descriptive Headings	48
12.5	Notices, Requests, Demands, etc	50
12.6	Governing Law	50
12.7	Counterparts; Telecopies	50
12.8	Waiver; Remedies Cumulative; Payment of Claims; Full Recourse	50
12.9	Recoveries; Pro Rata Sharing	51
12.10	Jurisdiction	52
12.11	Severability	52
12.12	Right of Set-off	52
12.13	No Third Party Beneficiaries	53
12.14	Survival; Integration	53
12.15	Domicile of Loans	53
12.16	No Usury	53
12.17	Waiver of Jury Trial	54
12.18	Waiver by Borrower	54
12.19	Waiver of Marshaling	54
12.20	Confidentiality	54

Section 13.	TEXAS LANGUAGE	55

EXHIBITS
Annex I Definitions
Exhibit A — Promissory Note
Exhibit B — Form of Asset Pool Acquisition Certificate
Exhibit C — Eligible Asset Pool
Exhibit D — Net Present Value
Exhibit E — Borrowing Base Certificate
Exhibit F — Notice of Borrowing
Exhibit G — Form of Assignment

LIST OF SCHEDULES

Schedule 2.1 -	Original Principal Amount
Schedule 8.11(a) -	Loan
Schedule 8.11(b) -	Guaranty Equivalents
Schedule 10.1 -	Organization
Schedule 10.6 -	Fictitious Names
Schedule 10.7 -	Liens Relating to the Collateral
Schedule 10.8 -	Financial Warranty
Schedule 10.9 -	Proceedings
Schedule 10.10 -	Government Contracts
Schedule 10.12 -	Government Permits; Approvals and Consents
Schedule 10.15 -	Defaults under any Indebtedness Instrument
Schedule 10.18 -	Material Adverse Change
Schedule 10.19 -	Indebtedness Existing on the Effective Date
Schedule 10.20 -	Affiliate Notes
Schedule 10.22 -	Affiliates
Schedule 10.28 -	Intellectual Property
Schedule 10.29 -	Compliance with ERISA
Schedule 10.32 -	REO Affiliates

Schedule 2.1

Lender:	Loan Commitment:
Bank of Scotland	$50,000,000.00

Exhibit C
Eligible Asset Pool
1. Geographical Limitations.
All Assets comprising the Asset Pool shall have originated and been sold in the United States.
2. Minimum Discount.
The Purchase Price for the Asset Pool may not exceed 90% of the aggregate face value of the receivables contained in the Asset Pool.
3. Concentration.
After giving effect to the acquisition of the Asset Pool, no person or entity (together with the Affiliates of such person or entity) shall be an obligor or issuer in respect of more than 20% of the aggregate outstanding face amount of assets in all Asset Pools.
4. Maximum Size of Pool.
The Purchase Price for the Asset Pool shall not exceed $25,000,000.
5. NPV Requirement.
The amount determined by dividing acquisition price of the Asset Pool by the Net Present Value of the Asset Pool shall not exceed 0.90.

EXHIBIT D to the Revolving Credit Agreement
United States
Net Present Value Discount Factors
Collateral/Delinquency Discount Rates

		Days	Days	Days	Days
Collat		Delinquent	Delinquent	Delinquent	Delinquent
Code	Collateral	0-30	31-60	61-90	>90
9	Retail	0.04	0.04	0.06	0.06
15	Single Family Residence	0.02	0.02	0.04	0.04
16	Residential 2-4	0.02	0.02	0.04	0.04
17	Condo-Residential	0.02	0.02	0.04	0.04
18	Residential Cooperative	0.02	0.02	0.04	0.04
19	Contract for Deed	0.03	0.03	0.05	0.05
20	Mobile Home	0.04	0.04	0.06	0.06
21	Assignment of Promissory Note	0.04	0.04	0.06	0.06
22	Manufactured Home & Lot	0.03	0.03	0.05	0.05
23	Unsecured	0.04	0.04	0.06	0.06
24	Cash Accy/Mkt Securities	0.02	0.02	0.02	0.02
25	Hotel/Motel	0.04	0.04	0.06	0.06
26	Gas Station	0.05	0.05	0.07	0.07
27	Former Service Station	0.05	0.05	0.07	0.07
28	Restaurant/Bar/Banquet Hall	0.05	0.05	0.07	0.07
29	Church	0.05	0.05	0.07	0.07
30	Car Wash	0.05	0.05	0.07	0.07
31	Office Building	0.04	0.04	0.06	0.06
32	Industrial-Light	0.04	0.04	0.06	0.06
33	Condo-Commercial	0.04	0.04	0.06	0.06
34	Resi/Commercial - Mixed	0.04	0.04	0.06	0.06
35	Nursing Home/Assisted Living	0.05	0.05	0.07	0.07
36	Shopping Center/Mall	0.04	0.04	0.06	0.06
37	Non-Mkt. Securities	0.02	0.02	0.02	0.02
38	Accounts Receivable and/or
	Inventory	0.04	0.04	0.06	0.06
39	Titled Vehicle(s)	0.03	0.03	0.05	0.05
40	Crops/Livestock/Farm Products	0.04	0.04	0.06	0.06
41	Boats and Watercraft-Titled	0.04	0.04	0.06	0.06
42	Industrial-Heavy	0.04	0.04	0.06	0.06
43	Other (non-real estate)	0.04	0.04	0.06	0.06
44	FF & E (attached to RE)	0.04	0.04	0.06	0.06
45	Machinery & Equipment	0.04	0.04	0.06	0.06
46	Specific Equipment	0.04	0.04	0.06	0.06
47	All Business Assets	0.04	0.04	0.06	0.06
48	Commercial Land (unimproved)	0.06	0.06	0.08	0.08
49	Residential Land (unimproved)	0.05	0.05	0.07	0.07

		Days	Days	Days	Days
Collat		Delinquent	Delinquent	Delinquent	Delinquent
Code	Collateral	0-30	31-60	61-90	>90
50	Agricultural Land (unimproved)	0.05	0.05	0.07	0.07
51	Agricultural Land with
	Improvements	0.06	0.06	0.08	0.08
52	Marina	0.04	0.04	0.06	0.06
53	Childcare Facility/School	0.04	0.04	0.06	0.06
54	Multi-Family	0.03	0.03	0.05	0.05
55	Storage/Mini-Warehouse Facility	0.04	0.04	0.06	0.06
56	Funeral Home	0.04	0.04	0.06	0.06
57	Recreational/Amusement	0.04	0.04	0.06	0.06
58	Auto Repair Shop	0.04	0.04	0.06	0.06
59	Mortgaged Vessel	0.04	0.04	0.06	0.06
60	Commercial Real Estate-Other	0.05	0.05	0.07	0.07
61	Collateral Shared w/another Asset	0.04	0.04	0.06	0.06

*	The above spreads are added to the rolling three month average of the three (3) year Treasury Note. Collateral NPV calculations are adjusted monthly.

Exhibit G
Form of Assignment
BLANKET COLLATERAL ASSIGNMENT OF LOANS AND LIENS

THE STATE OF TEXAS	'
	'	KNOW ALL MEN BY THESE
	'	PRESENTS THAT:
COUNTY OF	'
     FH PARTNERS, L.P., a Texas limited partnership (the “Assignor”), having as its address for the purposes of this Assignment, 6400 Imperial Drive, P.O. Box 8216, Waco, Texas 76714-8216, as Assignor hereby sells, transfers, assigns, and conveys to BANK OF SCOTLAND, a federal branch of a Scottish banking institution under applicable United States banking law, as agent (in such capacity, the “Agent”) for the benefit of the Lenders (as defined below), having as its address for the purposes of this Assignment, 565 Fifth Avenue, New York, New York 10017, without recourse or warranty, express or implied, except only as specifically provided in that certain Revolving Credit Agreement, dated as of even date herewith, among Assignor, the financial institutions from time to time party thereto (the “Lenders”), and the Agent (as amended, modified or supplemented from time to time, the “Revolving Credit Agreement”), all right, title, and interest in the Loans (as defined below) and the following rights, interests and documents, to secure all obligations arising under the Revolving Credit Agreement:
     1. Those certain loans and leases (the “Loans”) owned by Assignor evidence by the promissory notes and leases (the “Notes”) described on Exhibit “A” attached hereto and made a part hereof for all purposes;
     2. All rights, titles, interests, liens, security interests, privileges, claims, demands and equities existing and to exist in connection with or as security for the payment of the Loans, the Notes and the indebtedness evidenced by the Notes, and all documents and instruments evidencing, securing, governing and guaranteeing the Loans, the indebtedness evidenced by the Notes and all renewals, modifications, amendments, supplements and restatements thereof (collectively, the “Collateral Documents”), including, without limitation, those, if any, recorded in the real property records of the jurisdiction in which the real property encumbered, covered and affected by the Collateral Documents is located; and
     3. All policies of title insurance and rights and claims thereunder.
     TO HAVE AND TO HOLD the Loans, the Notes and the Collateral Documents, together and along with all rights, interests, liens, security interests, privileges, claims, demands and equities now or hereafter had by the Assignor in connection therewith or as security therefor (herein collectively called the “Security Interests”) unto the Assignee, its successors and assigns forever.

     ASSIGNOR hereby covenants and warrants that Assignor is the owner of the Notes, the indebtedness evidenced thereby, the Collateral Documents and the Security Interests; and that the Assignor has not assigned, transferred, encumbered, disposed of, mortgaged or otherwise hypothecated the Notes, the indebtedness evidenced thereby, the Collateral Documents or any of the Security Interests to any other party; that the Assignor has full right, power and authority to transfer and convey the Loans, the Notes, the indebtedness evidenced thereby, and the Security Interests, and to execute this Assignment; and that the undersigned signatory has full power and authority to execute and deliver this Assignment and all action on Assignor’s part requisite for the due execution and delivery of this Assignment has been duly and effectively taken on behalf of Assignor.
     EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE REVOLVING CREDIT AGREEMENT, ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE, KIND, CHARACTER, OR NATURE WITH RESPECT TO THE LOANS OR ANYTHING RELATING THERETO (INCLUDING THE COLLATERAL OR THE COLLATERAL DOCUMENTS).
     EXECUTED as of this ___day of ___, 20___.
ASSIGNOR:
FH PARTNERS, L.P.,
a Texas limited partnership
By:       FH Asset Corp., General Partner

By:

Name: James C. Holmes
Title: Executive Vice President
Exhibit:
A — Description of Loans

THE STATE OF TEXAS	'
'
COUNTY OF MCLENNAN	'
     This instrument was acknowledged before me on ___, 20___by James C. Holmes, the Executive Vice President of FH Asset Corp., a Texas corporation, the General Partner of FH Partners L.P., a Texas limited partnership, on behalf of said corporation and limited partnership.
     WITNESS MY HAND AND SEAL OF OFFICE this ___day of ___, 20___.

Printed Name:
Notary Public in and for the State of Texas
Commission Expires:

EXHIBIT “A”
DESCRIPTION OF LOANS
(see attached)

ANNEX I
DEFINITIONS
     As used in the Revolving Credit Agreement to which this Annex I is annexed, the following terms shall have the meanings herein specified or as specified in the Section of such Loan Agreement or in such other document herein referenced:
     “Acquisition Price” with respect to any Asset Pool means the purchase price to be paid to the seller of the Asset Pool by Borrower for the acquisition of all rights to all property included in such Asset Pool plus transaction costs relating to the acquisition of such Asset Pool of up to 2% of the purchase price of such pool.
     “Affected Interest Period” — Section 3.6(a).
     “Affected Lender” — Section 3.6(b).
     “Affiliate” shall mean any Person (i) in which Borrower, individually, jointly and/or severally, now or at any time or times hereafter, has or have an equity or other ownership interest equal to or in excess of twenty — five percent (25%) of the total equity of or other ownership interest in such Person; and/or (ii) which directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with Borrower; and/or (iii) any officer or director of Borrower. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Stock, by contract or otherwise, and in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 25% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 25% or more of any class of equity interest). Notwithstanding the foregoing, none of the Harbor Debtors shall be deemed to be an Affiliate for the purposes of this Agreement other than Section 8.18.
     “Agent” — introductory paragraph.
     “Aggregate Net Present Value” shall mean, as of any date of calculation, the sum of the Net Present Values of each Asset Pool (after giving effect, in the case of a Borrowing Base Certificate delivered contemporaneously with a Notice of Borrowing, to the acquisition by Borrower of the Related Asset Pool with proceeds of the requested Loan).
     “Agreement” or “Loan Agreement” shall mean this Revolving Credit Agreement, as it may from time to time be amended, extended, restated, supplemented or otherwise modified.

     “Applicable Indebtedness” of any Person shall mean all Indebtedness of such Person other than trade payables incurred in the ordinary course of business which are not evidenced by an Indebtedness Instrument.
     “Applicable Margin” shall mean 2%.
     “Asset” shall mean any real, personal and intangible property of a Person, including, without limitation, accounts, chattel paper, contract rights, letters of credit, instruments and documents, equipment , general intangibles, inventory, leases, options, licenses, real property, and Equity Interests issued by any other Person whether now existing or hereafter acquired or arising.
     “Asset Pool” shall mean a portfolio of loans or other Assets described in an Asset Pool Acquisition Certificate.
     “Asset Pool Acquisition Certificate” shall mean, with respect to the Effective Date Asset Pool, a certificate from an Executive Officer of Borrower in the form of Exhibit B-1, and with respect to any other Asset Pool, a certificate from an Executive Officer of Borrower in the form of Exhibit B-2 to the Agreement, to which is attached (as contemplated by the form of such certificate) the asset purchase agreement relating to the Assets proposed to be purchased.
     “Asset Pool Base Availability” shall mean, as of any date of determination, as to each Asset Pool, an amount equal to 70% of the Net Present Value of said Asset Pool on such date.
     “Asset Pool Proceeds” with respect to any Asset Pool for any Proceeds Period shall mean the sum of (x) the Net Collections of such Asset Pool during such period, plus (y) the proceeds of any sale or transfer of any Equity Interests issued by any Related REO Affiliate received during such period (it being understood that any reference in this definition to any sale or transfer of Equity Interests issued by an REO Affiliate shall not be construed to affect or modify any prohibition thereof or requirement for the obtaining of any consent relating thereto set forth elsewhere in this Agreement).
     “Asset Pool Protection Expense Report” — Section 7.2(f).
     “Asset Pool Protection Expenses” shall mean with respect to any Asset Pool, expenses or other amounts which (w) Borrower has reasonably determined are necessary to advance to a Related REO Affiliate for reasonable and necessary expenses to preserve or protect real property comprising such Asset Pool owned by such REO Affiliate, or (x) constitute reasonable and customary, necessary leasing commissions, reasonable and necessary tenant improvement costs paid by Borrower or a Related REO Affiliate pursuant to a written lease comprising such Asset Pool, or capital improvements to such property required in order for the property to be so leased, or (y) Borrower has reasonably determined are necessary to protect other Assets comprising such Asset Pool securing indebtedness owed to Borrower, or (z) constitute Obligor Funding Obligations under such Asset Pool, such expenses or other amounts to constitute Asset Pool Protection Expenses when amounts therefor are retained by Borrower or such REO Affiliate or, if earlier, when such expenses or other amounts are paid.

     “Assignment” shall mean an assignment from Borrower to the Collateral Agent, substantially in the form of Exhibit G, with such modifications as Agent may reasonably require in its sole discretion
     “Associate”, when used to indicate a relationship with a Person, shall mean (i) another Person (other than a Loan Party or a Subsidiary thereof) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person or an immediate member of his family serves as trustee or in a similar capacity, and (iii) any relative or spouse of such Person or any relative of such spouse.
     “Auditors” shall mean KPMG LLP or other independent certified public accountants of recognized standing selected by FirstCity and satisfactory to Agent.
     “Base Rate” shall mean, for any day, the higher of (x) the fluctuating interest rate per annum, in effect from time to time, established by Bank of Scotland in New York as its base, prime or reference rate for U.S. domestic commercial loans in Dollars, or (y) the Federal Funds Rate in effect on such day plus 0.5%. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change becomes effective; it is understood and agreed that the aforesaid rates and the Base Rate are reference rates only and do not necessarily represent the lowest or best rate actually charged to any customer.
     “Base Rate Loan” shall mean any Loan during any period that it bears interest determined by reference to the Base Rate.
     “Basle Laws” — Section 3.4.
     “Borrower” — introductory paragraph.
     “Borrowing Base” shall mean, as of any date of calculation, an amount equal to, determined as of the immediately preceding Payment Date but giving effect to all subsequent Asset Pools acquired by Borrower, (x) the Aggregate Net Present Value, less (y) the sum of (i) reserves as Agent shall from time to time deem in good faith to be appropriate which are not otherwise taken into account in determining the Net Present Value of any Asset Pool, and (ii) the REO Excess Value Adjustment. Once determined, the Borrowing Base shall remain in effect until the earlier of the next Borrowing Date or the next Payment Date.
     “Borrowing Base Availability” shall mean, as of any computation date, an amount equal to 65% of the Borrowing Base in effect on such date.
     “Borrowing Base Certificate” shall mean a certificate, in the form attached as Exhibit E hereto, of the CFO of Borrower setting forth the Borrowing Base and showing the computation thereof in reasonable detail.
     “Borrowing Date” — Section 2.2.

     “Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of New York, the State of Texas, the State of Connecticut (or any other State where the Lockbox Account is maintained) or a day on which banking institutions chartered by the State of New York, the State of Texas, the State of Connecticut (or any other State where the Lockbox Account is maintained) or the United States are legally required or authorized to close, and, when used in connection with LIBOR, means any such Business Day which is also a day on which deposits in Dollars and Euros may be dealt in on the London interbank market.
     “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP, including all such expenditures with respect to fixed or capital Assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and the amount of obligations under Capitalized Leases incurred by such Person.
     “Capitalized Lease” shall mean any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and “Capitalized Lease Obligation” of any Person at any time shall mean the aggregate amount of rental expenses which is, or is required under GAAP to be, capitalized on the books of such Person under Capitalized Leases.
     “Certified Error Certificate” shall have the meaning set forth in the form of Waterfall Certificate approved by Agent prior to the first Borrowing Date of any Loans under this Agreement (as the form of certificate constituting the “Waterfall Certificate” for the purposes of this Agreement may be from time to time amended, supplemented, restated or otherwise modified).
     “CFO”, as to any Loan Party shall mean such Loan Party’s chief financial officer.
     “Charges” shall mean all national, Federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including without limitation the PBGC) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Obligations, a Person’s Assets, a Person’s business, a Person’s ownership and/or use of any of its Assets, a Person’s income and/or gross receipts and/or a Person’s ownership and/or use of any of its Assets.
     “Charter Document” shall mean (i) with respect to a corporation: its certificate or articles of incorporation or association and its by — laws or comparable documents under non — US laws; (ii) with respect to a partnership: its partnership agreement, certificate of partnership (if a limited partnership) and its certificate of doing business under an assumed name (if a general partnership); (iii) with respect to a trust, its trust agreement or declaration of trust; and (iv) with respect to a limited liability company, its certificate of formation and operating agreement or analogous documents; in each case, with such other similar documents as Agent shall request or specify.
     “Closing Checklist” shall mean the Closing Checklist in the form of Schedule 6.12 to the Agreement.
     “Closing Office” shall mean the office of Agent at 565 Fifth Avenue, New York, New York 10017 or such other office as may be designated in writing to Borrowers by Agent.

     “Closing Office Time” shall mean the local time in effect at the Closing Office.
     “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.
     “Collateral” — Section 10.30.
     “Collateral Agent” shall mean Agent in its capacity as agent under one or more of the Security Documents and its successor and assigns (Agent, in such capacity, being sometimes referred to herein and in other Loan Documents as the “Collateral Agent” and sometimes as the “Agent”).
     “Collateral Loans” shall mean each loan and Lease owned or acquired by FH Partners, and each loan evidenced by an REO Note and each and every other loan or Lease (or interest therein or proceeds thereof) now or at any time hereafter owned by FH Partners, and any judgment which arises as a result of judicial action to resolve rights or claims under such a loan or lease.
     “Commitment Commission” — Section 4.1.
     “Commitment Period” shall mean the period from the Effective Date to and including the Maturity Date.
     “Consolidated Group” shall mean FirstCity and its consolidated Subsidiaries, other than the Harbor Debtors.
     “Custodian” shall mean Wells Fargo Bank Iowa, National Association, or any other entity or national banking association which has been approved in writing by Agent and which has executed, along with Borrower, a replacement Custodial Agreement acceptable to Agent, which shall act in the capacity as Custodian under such replacement Custodial Agreement.
     “Custodian Agreement” shall mean that certain Custodial Agreement by and among the Custodian, Borrower, Agent and the Servicer whereby the Custodian agrees to act as bailee for documents related to the Asset Pools, as such agreement may hereafter be amended or supplemented from time to time, together with any replacements or substitutions therefor.
     “Default” shall mean any event which with notice or lapse of time, or both, would become an Event of Default.
     “Depositary” shall mean Bank of America, N.A.
     “Dividend” — Section 8.10.
     “Dollars”, “U.S. $”, “$” and “U.S. dollars” shall mean the lawful currency of the United States of America.
     “EBITDA” for any period, shall mean net income (excluding extraordinary and non - recurring items, including those which are non — cash in nature) for such period plus (i) all interest expense, plus (ii) income tax expenses, plus (iii) depreciation and amortization (including amortization of any goodwill or other intangibles), minus or plus (iv) without duplication, gains and losses attributable to any sale of Assets not in the ordinary course of business, plus or minus (v) any other non — cash charges or gains which have been subtracted or added in calculating such net income other than gains on asset - securitizations and loan loss provision charges.
     “Effective Date” — Section 6.
     “Effective Date Asset Pool” shall mean the portfolio of loans or other Assets described in the Asset Pool Acquisition Certificate delivered by Borrower in connection with the Effective Date Loan.
     “Effective Date Loan” — Section 2.1(b).
     “Eligible Asset Pool” shall mean an Asset Pool, to be acquired by Borrower from an Eligible Seller for an all cash purchase price, which (unless Agent in its discretion otherwise consents in writing) conforms in every respect with the requirements of Exhibit C to the Agreement.
     “Eligible Seller” shall mean a seller of an Asset Pool which is selling an Asset Pool the Assets of which were originated in the United States.
     “Environmental Laws” shall mean all laws, common law, statutes, rules and regulations, and all judgments, decrees, franchises, orders or permits, issued, promulgated, approved or entered thereunder by any Government Authority relating to pollution or protection of the environment or occupational health and safety, including, without limitation, those relating to emissions, discharges, releases or threatened releases of any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum - derived substance or waste, or any constituent of any such pollutant material, substance or waste, into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum — derived substance or waste.
     “Equity Interests” shall mean any equity interests issued by any Person, including, without limitation, Stock (including, without limitation, common stock and preferred stock), partnership interests or limited liability company interests, any other securities convertible into, or exercisable for, any of the foregoing or other securities of such Person, and options and warrants or other rights to acquire any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any Person which is from time to time a member of a controlled group or a group under common control with any Loan Party within the meaning of Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(a)(14) of ERISA.

     “Eurocurrency Interest Determination Date” shall mean the date as of which LIBOR is determined, which shall be two Business Days prior to the commencement of a Eurocurrency Interest Period.
     “Eurocurrency Interest Period” shall mean, with respect to each Eurocurrency Loan, the interest period applicable pursuant to Section 3.9(a) hereof.
     “Eurocurrency Loan” shall mean a Loan during any period that it bears interest determined by reference to LIBOR.
     “Event of Default” shall mean each of the Events of Default defined in Section 9.
     “Execution Date” shall mean the date on which all parties to this Agreement shall have signed a copy this Agreement (whether the same or different copies) and shall have delivered the same to Agent.
     “Executive Officer” shall mean the President of Borrower, the CFO of Borrower or any Senior Vice President of Borrower.
     “Facility Fee” — Section 4.4.
     “FC Commercial” shall mean FirstCity Commercial Corporation, a Texas corporation.
     “FC Europe” shall mean FirstCity Europe Corporation, a Texas corporation.
     “FC Holdings” shall mean FirstCity Holdings Corporation, a Texas corporation.
     “FC International” shall mean FirstCity International Corporation, a Texas corporation.
     “FC Mexico” shall mean FirstCity Mexico, Inc., a Texas corporation.
     “FC Servicing” shall mean FirstCity Servicing, Inc., a Texas corporation.
     “Federal Funds Rate” shall mean the rate of interest charged by banks with excess reserves at a Federal Reserve district bank to banks needing overnight loans to meet reserve requirements.
     “Final Asset Pool Acquisition Certificate” with respect to an Asset Pool at any time, shall mean the Asset Pool Acquisition Certificate with respect to such Asset Pool or, if such Asset Pool Acquisition Certificate has been supplemented or revised, the last supplement or revision of such Certificate.
     “Final NPV Pool Certificate” with respect to any Asset Pool shall mean a certificate in a form approved by Agent prior to the first Borrowing Date of Loans under this Agreement which sets forth the anticipated cash flows and Net Present Value of each Asset included in such Asset Pool and lists each item of collateral for any Asset in such Asset Pool.

     “Financial Statements” shall mean, with respect to any Person, the statement of financial position (balance sheet) and the statement of earnings, cash flow, and stockholders’ (or partners’ or members) equity of such Person.
     “FirstCity” shall mean FirstCity Financial Corporation, a Delaware corporation.
     “Fiscal Year” shall mean each January 1 to December 31 period. “Fiscal Year” followed by a year means the Fiscal Year with its Fiscal Year — End in such calendar year.
     “GAAP” shall mean generally accepted accounting principles (as promulgated by the Financial Accounting Standards Board or any successor entity) in the United States.
     “Government Authority” shall mean any nation or government, any state or political subdivision thereof, any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any of the foregoing or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantor” shall mean (i) FirstCity; (ii) FC Commercial; (iii) FC Servicing; (iv) FC Holdings; (v) FC International; (vi) FC Mexico; and (vii) FC Europe; and any other Person which is a guarantor under any Guaranty.
     “Guaranty” shall mean any one or more of the guaranties delivered pursuant to Section 6 and each other guaranty agreement delivered in respect of the Obligations, as each such agreement may be from time to time amended, extended, restated, supplemented or otherwise modified.
     “Guaranty Equivalent” shall mean any agreement, document or instrument pursuant to which a Person directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the obligee of any other Person against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such obligation, other than (i) by endorsements of instruments in the ordinary course of business or (ii) indemnification of sellers of assets related to breaches of confidential agreements and obligations related to performance of purchase and sale agreements in the conduct of the Asset acquisition business. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Person agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (i) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an obligation; (ii) to make any loan, advance, capital contribution or other investment in, or a purchase or lease of any property or services from, a Person; (iii) to maintain the solvency of such Person; (iv) to enable such Person to meet any other financial condition; (v) to enable such Person to satisfy any obligation or to make any payment; (vi) to assure the holder of an obligation against loss; (vii) to purchase or lease property or services from such Person regardless of the non — delivery of or failure to furnish of such property or services; or (viii) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any obligation.
     “Harbor Debtors” shall mean, collectively, (i) Harbor Financial Mortgage Corp., (ii) NAF, Inc. (f/k/a New America Financial, Inc.), (iii) Hamilton Financial Services Corp., (iv)

Community National Mortgage Corp., (v) CalCap, Inc. and (vi) Harbor Financial Group, Inc, and any Subsidiary of such Person.
     “Indebtedness” shall mean, with respect to any Person (without duplication): (i) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person for the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and on terms customary in the trade; (iv) all obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); (v) the face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon; (vi) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person; (vii) all obligations of such Person under a project financing or similar arrangement; (viii) all obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement; and (ix) all obligations and liabilities with respect to unfunded vested benefits under any “employee benefit plan” or with respect to withdrawal liabilities incurred under ERISA by Borrower or any ERISA Affiliate to a “multiemployer plan”, as such terms are defined under the Employee Retirement Income Security Act of 1974.
     “Indebtedness Instrument” shall mean any note, mortgage, indenture, chattel mortgage, deed of trust, loan agreement, hypothecation agreement, Guaranty Equivalent, pledge agreement, security agreement, financing statement or other document, instrument or agreement evidencing or securing the payment of or otherwise relating to the borrowing of monies. Indebtedness Instruments shall include, but not be limited to the Loan Documents.
     “Indemnified Party” — Section 12.3.
     “Interest Coverage” shall mean, for any period, total interest expense (including that attributable to Capital Leases under GAAP) of the Consolidated Group on a consolidated basis determined in accordance with GAAP.
     “IRS” shall mean the Internal Revenue Service of the United States.
     “Lease” shall mean agreements providing for payment to the Borrower as owner and/or lessor of personal property for the right to possession and use of such personal property for a specified period of time and shall include an agreement determined to be a lease or a security interest under the UCC.
     “Legal Requirements” shall mean, with respect to any Person, all laws, common law, statutes, rules and regulations of any Government Authority to which such Person or any of its assets is subject or any judgment, decree, franchise, order or permit of any Government Authority applicable to such Person or any of its assets.
     “Lender Assignee” — Section 12.4(a).
     “Lenders” — introductory paragraph.
     “LIBOR” shall mean, for each Eurocurrency Interest Period, (x) the per annum rate of interest at which U.S. Dollar or Euro deposits in the amount of the outstanding principal balance of the Loan are or would be offered for such Eurocurrency Interest Period in the London interbank market at 11:00 A.M. London time two Business Days prior to the start of such Eurocurrency Interest Period as published by the British Bankers’ Association as the “Interest Settlement Rate” for such period, divided by (y) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including without limitation any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in the United States in respect of Eurocurrency funding or liabilities.
     “Lien” shall mean any mortgage, deed of trust, security deed, pledge, security interest, encumbrance, lien or other charge of any kind or any other agreement or arrangement having the effect of conferring security (including any agreement to give any of the foregoing, any assignment or lease in the nature thereof, and any conditional sale or other title retention agreement), any lien arising by operation of law, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction (or any similar or comparable law of any jurisdiction that has not enacted the Uniform Commercial Code).
     “Loan(s)” — Section 2.1(a).
     “Loan Commitment” shall mean as to each Lender, the amount set forth opposite its name on Schedule 2.1 under the heading “Loan Commitment” as such amount may be modified by the provisions of any Transfer Supplement from time to time entered into and as the same may from time to time be reduced or terminated pursuant to Section 2.6, Section 9 or any other Section of the Agreement.
     “Loan Documents” shall mean, individually and collectively, this Agreement, the Notes, the Guaranties, the Lockbox Agreement, the Services Agreement, the Servicer Indemnity Agreement, the Custodian Agreement, the Security Documents and all other instruments and agreements heretofore or from time to time hereafter executed by or on behalf of Borrower or any other Loan Party in connection herewith or therewith, in each case as amended, extended, restated, supplemented or otherwise modified from time to time. Without limiting the generality of the foregoing, each amendment to (or constituting part of) this Agreement or any other Loan Document and each instrument and agreement (including, without limitation, consents or waivers, but excluding any amendment, consent or waiver executed prior to the Effective Date) executed in connection with any Loan Document shall be deemed to be a Loan Document for all purposes of the Agreement and the other Loan Documents.

     “Loan Party” shall mean, individually and collectively, Borrower and each Guarantor and each other Person which has executed any Security Document as a pledgor or grantor of collateral thereunder, but excluding REO Affiliates.
     “Lockbox” shall mean a post office box opened by the Lockbox Agent with the United States Postal Service pursuant to the Lockbox Agreement for the receipt of payments relating to Asset Pools.
     “Lockbox Account” shall collectively mean the account(s) to be maintained at Bank of America, N.A. (and/or its successors), and at any other national banking association approved in writing by Agent and Borrower, as more particularly defined in the applicable Lockbox Agreement.
     “Lockbox Agent” shall mean, as applicable, Bank of America, N.A. (and/or its successors), in its capacity as “Lockbox Bank” under the applicable Lockbox Agreement or any other entity or national banking association approved in writing by Lender and Borrower in its capacity as the Lockbox Bank under the Lockbox Agreement.
     “Lockbox Agreement” shall mean, collectively, each Agreement as to Wholesale Lockbox and Cash Management Services, dated as of even date herewith, by and among Lockbox Agent, Borrower, Lenders and the Servicer as such Lockbox Agreement(s) may hereafter be amended, supplemented, or replaced from time to time together with any replacement or substitution therefor.
     “LTV Ratio” shall mean as of any date of determination and with respect to any Loan, the ratio of the unpaid principal amount of such Loan on such date to the Net Present Value of the Related Asset Pool on such date.
     “Majority Lenders” as of a particular date shall mean the holders of at least 51% of the aggregate unpaid principal amount of all Loans at the particular time outstanding or, if no Loans are then outstanding, Lenders whose Loan Commitments aggregate at least 51% of the Total Loan Commitment.
     “Management Letter” shall mean any correspondence or report submitted by the Auditors to a Loan Party’s chief executive officer, its Board of Directors or any committee thereof containing comments and suggestions concerning a Loan Party’s accounting procedures and systems based upon the work done by the Auditors during their annual or other audit.
     “Material Adverse Change” shall mean a material adverse change in (i) the business, properties, operations, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole or (ii) the ability of Borrower or any other Loan Party to perform, or of Agent to enforce, any of the Obligations.
     “Material Adverse Effect” shall mean an effect that would result in a Material Adverse Change.
     “Maturity Date” shall mean November 12, 2008.

     “Minimum Release Price” — Section 2.7.
     “Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA and to which any Loan Party or any ERISA Affiliate of Borrower contributes or has been obligated to contribute.
     “Net Collections” with respect to any Asset Pool, for any Proceeds Period, shall mean the gross aggregate amount received during such period by Borrower on account of the Assets comprising such Asset Pool (including, in addition, amounts received by any REO Affiliate in connection with the Assets of such Asset Pool) or collateral therefor, and including amounts received on account of such Assets prior to the commencement of such period which were paid to or for the benefit of Borrower during such period, reduced by (a) servicing fees, custodial fees and lockbox bank fees related to such Assets paid by Borrower during such period, (b) escrow payments or deposits made by any Account Debtor related to such an Asset, and (c) Asset Pool Protection Expenses related to such Assets.
     “Net Insurance and Condemnation Proceeds” shall mean all insurance and condemnation proceeds paid to Borrower, the Servicer or any REO Affiliate in connection with Assets comprising any Asset Pool (including any REO Property), less reasonable and customary costs of collection actually paid by Borrower or any REO Affiliate to any Third Party.
     “Net Present REO Affiliate Value” shall mean, with respect to any REO Affiliate, the Net Present Value of the Assets of such REO Affiliate.
     “Net Present Value” as to any Asset Pool, as of any date of calculation, an amount equal to the net present value of all reasonably projected future collections from such Asset Pool as of such date (including, any REO Notes issued by any Related REO Affiliate, but excluding projected future collections relating to any REO Property), reduced by applicable Asset Pool Protection Expenses and by reasonable and necessary collection expenses and discounted using the “ASR NPV” discount rate assignments utilized by Borrower in making such determinations for such Asset Pool as set forth on Exhibit D to the Agreement, as adjusted from time to time with the approval of Agent; all of which determinations must be reasonably satisfactory to Agent.
     “Notes” — Section 2.3.
     “Notice of Borrowing” shall mean notice of borrowing providing the information described in Section 2.2(a), and such other information as Agent shall require, in the form attached to this Agreement as Exhibit F to the Loan Agreement.
     “Obligations” shall mean (x) with respect to each Loan Party other than Borrower, all obligations of such Loan Party with respect to the repayment or performance of any obligations (monetary or otherwise) of Borrower arising under or in connection with this Agreement, the Notes or any other Loan Document, and (y) with respect to Borrower, all obligations of Borrower with respect to the repayment or performance of obligations (monetary or otherwise) arising under or in connection with this Agreement, the Notes or any other Loan Document.

     “Obligor” shall mean each borrower, lessee and other obligor under any Collateral Loan or any other loan, lease or other Asset included in any Asset Pool, including any REO Affiliate.
     “Obligor Funding Obligations” shall mean obligations (whether pending, contingent or otherwise) of Borrower to make one or more advances to a Person which is the obligor of one or more outstanding loans the rights to which were acquired by Borrower pursuant to a purchase by Borrower of an Asset Pool.
     “Other Laws” — Section 3.4.
     “Parent” shall mean any Person now or at any time hereafter owning or controlling (alone or with Borrower, any Subsidiary and/or any other Person) at least a majority of the issued and outstanding Stock or other ownership interest of FirstCity or any Subsidiary thereof. For purposes of this definition, “control” shall have the same meaning ascribed to such term in the definition of “Affiliate”. Notwithstanding the forgoing, no Person shall be a Parent which is not a Parent of FirstCity or a 51% or more owned subsidiary, directly or indirectly, of FirstCity.
     “Past — Due Rate” — Section 3.3.
     “Payment Date” — Section 5.2.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA.
     “Pension Plan” shall mean any employee pension benefit plan subject to Title IV of ERISA and maintained by any Loan Party or any ERISA Affiliate of any Loan Party or any such plan to which any Loan Party or any ERISA Affiliate is or has been required to contribute on behalf of any of its employees, other than a Multiemployer Plan.
     “Permitted Liens” shall mean (i) any liens created pursuant to the Loan Documents in favor of Agent for the benefit of Lenders and Agent to secure the Obligations; (ii) liens for Charges which are not yet due and payable or liens for Charges against any REO Property provided said Charge is paid before any scheduled tax sale or action to foreclose upon such lien, and claims and unfunded liabilities under ERISA not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued; (iii) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest any proceedings commenced for the enforcement of such lien shall have been duly suspended and such provision for the payment of such lien has been made on the books of Borrower (or the applicable Affiliate) as may be required by GAAP; (iv) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States Government or any agency thereof entered into in the ordinary course of business; (v) any liens securing Indebtedness of Borrower to any Persons in an amount not greater than $250,000 for each such Person, provided the aggregate amount of Indebtedness secured by all such Liens shall not exceed $500,000; (vi) Liens on REO Properties granted by an REO Affiliate in favor of Borrower for which

Assignments have been delivered to Lenders; and (vii) Permitted Prior Liens disclosed to Agent in writing prior to the applicable Borrowing Date.
     “Permitted Prior Liens” shall mean Liens upon any asset securing payment of a Collateral Loan which have priority (are senior and superior) to the Lien of the mortgage or deed of trust or security interest securing such Collateral Loan and which were existing on the date the Collateral Loan was purchased by Borrower.
     “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, a trust, an unincorporated association, a joint venture or other entity or a government or an agency or political subdivision thereof.
     “Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) maintained by any Loan Party or any ERISA Affiliate or any such plan to which any Loan Party or any ERISA Affiliate is or has been required to contribute on behalf of any of its employees, other than a Multiemployer Plan.
     “Proceeds Period” with respect to any Payment Date, shall mean the period commencing on, but excluding, the immediately preceding Payment Date and ending on, but including, said Payment Date.
     “Purchasing Lenders” — Section 12.4(c).
     “Rate of Borrowing” — Section 3.5.
     “Records” shall mean all books, records, computer records, computer software, ledger cards, programs and other computer materials, customer and supplier lists, invoices, orders and other property and general intangibles at any time evidencing or relating to Assets.
     “Recoveries” shall mean any funds, or substitution of receipts or collateral, received by Lenders or Agent (a) from the sale, collection or other disposition of Collateral pursuant to the Security Documents, or (b) from any distribution to any of Lenders or Agent, or abandonment to any of them, or substitute Liens or payment given to any of them pursuant to events or proceedings of the nature referred to in Section 9.8 of the Agreement, or otherwise, which distribution or abandonment pertains to the Collateral.
     “Regulatory Change” means, relative to any Lender or Agent, any change after the Effective Date in any (or the adoption after the Effective Date of any new):
               (a) United States Federal, state or local law or foreign law applicable to Agent or such Lender; or
               (b) regulation, interpretation, directive, or request (whether or not having the force of law) applying to Agent or any Lender of any Government Authority charged with the interpretation or administration of any law referred to in clause (a) or of any fiscal, monetary, central bank or other authority having jurisdiction over Agent or such Lender.

     “Related Asset Pool”, with respect to the Effective Date Loan, shall mean the Effective Date Asset Pool, and with respect to any other any Loan, shall mean the Asset Pool specified in the Notice of Borrowing relating thereto.
     “Related REO Affiliate” , with respect to any Asset Pool, shall mean an REO Affiliate that has acquired Assets comprising all or part of such Asset Pool.
     “REO Affiliate” shall mean (i) First X Realty L.P., a Texas limited partnership, and First X Corp., a Texas corporation, its general partner, or (ii) any other Person, other than Borrower, any Guarantor or any Loan Party, which is a corporation, limited liability company or partnership 100% of the Equity Interests in which are owned by Borrower (or, in the case of such an entity which is a limited partnership, 100% of the limited partnership interest of which is owned by Borrower and 100% of the interest in the general partner is owned by Borrower), established solely to acquire, from Borrower or a seller from which Borrower is acquiring other Assets, title to (and owns no Assets other than) parcels of real property (or distressed notes secured by real property for purposes of obtaining title to real property securing such loans) in exchange for, with respect to each such parcel, a promissory note in a principal amount no less than 96% of the value (as reasonably determined by Borrower and the REO Affiliate) of the property; provided that no Person shall constitute or continue to constitute an REO Affiliate if (A) such Person acquires property from any Person other than (x) Borrower or a Person from whom Borrower is acquiring other Assets, or (y) in the case where it has acquired a note from Borrower solely for purposes of acquiring title to the real property securing such note, the obligor of such note; or (B) engages in any business other than business incidental to owning and selling the parcels of real property so acquired by such REO Affiliate.
     “REO Excess Value Adjustment” shall mean the amount, if any, by which the Net Present REO Affiliate Value of all REO Affiliates exceeds 25% of the Net Present Value of all Asset Pools owned by Borrower.
     “REO Note” shall mean, as to each REO Property, a demand promissory note which (i) is in form and substance satisfactory to Lenders, (ii) is executed and delivered to Borrower by the REO Affiliate which owns the REO Property in question, (iii) is in an amount equal to ninety-six percent (96%) of the Net Present Value for that Asset, (iv) bears interest at the interest rate applicable to Loans hereunder with a provision whereby such interest rate shall increase to the Past-Due Rate upon the occurrence of a default hereunder, (v) requires principal and interest payments to be in an amount equal to Net Collections received by such REO Affiliate with respect to the underlying REO Property each Proceeds Period, and (vi) contains provisions whereby the occurrence of an Event of Default hereunder shall constitute an event of default under such REO Note.
     “REO Property” shall mean any real property, or any interest therein, now or hereafter legally or beneficially owned by Borrower or any of its REO Affiliates including, without limitation, any real property which has been or is foreclosed upon by the Seller or Borrower or any of its REO Affiliates or which was or is conveyed to Borrower or any of its REO Affiliates by a deed in lieu of foreclosure.

     “REO Post — 25% Time” shall mean any period from and after the date on which the Net Present REO Affiliate Value of all REO Affiliates exceeds 25% of the Net Present Value of all Asset Pools owned by Borrower through the second Business Day after Borrower gives Agent written notice along with evidence satisfactory to Agent that such Net Present REO Affiliate Value no longer so exceeds 25 % of the Net Present Value of all Asset Pools owned by Borrower.
     “REO Security Documents” shall mean mortgages or deeds of trust, assignments of leases and rents, security agreements and appropriate UCC financing statements, in form and substance satisfactory to Agent, as required by Agent in its sole discretion for each REO Property, to be executed by each REO Affiliate in favor of Borrower and pursuant to the terms of which, as security for the applicable REO Note (and, at Lenders’ option, the Notes), there shall be (a) granted and conveyed to Borrower Liens upon each REO Property (including, all personal property associated therewith) owned by such REO Affiliate from time to time as is described therein and (b) assigned to Borrower all leases and rents with respect thereto; as the same may be amended, renewed, modified, extended or restated from time to time with the consent of Agent.
     “Reportable Event” shall mean a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder.
     “Requisite Consents” — Section 6.6.
     “Requisite Priority” shall mean first priority.
     “Revolving Acquisition Agreement” shall mean that certain Revolving Credit Agreement, dated as of November 12, 2004, among FirstCity, the financial institutions from time to time party hereto and Bank of Scotland, as Agent, as the same may be amended, restated or otherwise modified from time to time.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities” shall have the meaning ascribed to that term in the Securities Act of 1934.
     “Securities Laws” shall mean all applicable Federal and state securities laws and regulations promulgated pursuant thereto.
     “Security Agreements” shall mean any one or more of the security agreements delivered pursuant to Section 6.12 (or on the document checklist referred to therein) and each other security agreement heretofore or from time to time hereafter delivered in respect of the Obligations, as each such agreement may be from time to time amended, extended, restated, supplemented or otherwise modified.
     “Security Documents” shall be the collective reference to (x) each of the agreements referred to in Section 6.12 (or on the document checklist referred to therein) pursuant to which Collateral is or was granted or is or was intended to be granted, directly or indirectly, to Agent on behalf of Lenders, (y) each agreement entered into after the Execution Date pursuant to which any collateral is or was granted or is or was intended to be granted, directly or indirectly, to Agent on behalf of Lenders and any other Person (if any) sharing an interest in such collateral, and (z) all amendments, supplements or other modifications to such agreements or replacements thereof. Without limiting the generality of the foregoing, each Security Agreement, each Pledge Agreement, each cash collateral agreement securing any Obligation, each depositary bank acknowledgement relating to any bank account of any Loan Party, and any other agreement pursuant to which any obligations are subordinated to any of the Obligations (whether pursuant to a subordination agreement, subordination provisions in any other agreement or instrument or otherwise). However, as to a Loan Party, the term “Security Document” shall not include any such document as to which such Loan Party is released from all its obligations thereunder by Agent or Lenders in accordance with the terms hereof or thereof.
     “Servicer” shall mean FirstCity Servicing Corporation, having offices at 6400 Imperial Drive, Waco, Texas 76714-8216, or any replacement servicer designated by Borrower and approved in writing by Agent, or upon the occurrence and during the continuance of any Event of Default, at the election of Agent, any replacement servicer designated by Agent.
     “Servicer Indemnity Agreement” shall mean that certain Servicer Indemnity Agreement from Servicer in favor of Lenders and Agent dated as of even date herewith, as amended, restated or otherwise modified from time to time.
     “Services Agreement” shall mean that certain Services Agreement dated as of August 26, 2005 by and among Borrower, the Servicer and Agent, or any replacement to such agreement which is entered into by Borrower with a replacement servicer and which is approved in writing by Agent.
     “Servicing Restricted Funds” means funds received by FC Servicing in the ordinary course of such company’s servicing business for the account of Persons other than FC Servicing, Borrower or any of its REO Affiliates.
     “Stock” shall mean all shares and other Equity Interests issued by a corporation, whether voting or non — voting, including but not limited to, common stock, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
     “Subject Debt Instrument” — Section 7.15.
     “Subsidiary” of any Person (the “First Person”) shall mean any other Person more than 50% of the indicia of equity rights (whether capital stock or otherwise) of which is at the time owned, directly or indirectly by the First Person and/or by one or more of such First Person’s Subsidiaries. Unless otherwise indicated, references to Subsidiaries shall refer to Subsidiaries of Borrower.
     “Summary Waterfall Certificate” shall mean a certificate in a form approved by Agent which sets forth summary information as to all Waterfall Certificates being delivered on or about the same day as such certificate
     “Tangible Net Worth”, at any time, shall mean the total of shareholders’ equity (including capital stock (both common and preferred), additional paid — in capital and retained earnings after deducting treasury stock of a Person), less the sum of the total amount of any intangible Assets, which, for purposes of this definition, shall include, without limitation, general intangibles and, if applicable, all accounts receivable not incurred in the ordinary course of business from any Affiliate of such Person or any loans to directors or officers of any Affiliate of such Person, unamortized deferred charges and good will, all as determined in accordance with GAAP.
     “Tax Escrow Account” shall mean, with respect to each Asset Pool, a non-interest bearing account established by Borrower with Bank of America, N.A., or another financial institution reasonably acceptable to Agent, into which Tax Escrow Payments arising from Asset Pool are to be deposited.
     “Tax Escrow Payments” shall mean all payments made by Obligors (including any REO Affiliate) specifically for the payment of real estate tax and/or insurance and all Net Insurance and Condemnation Proceeds received by Borrower which, pursuant to the terms and provisions of the agreements governing the applicable Collateral Loan, are not available to be applied to the outstanding principal of such Collateral Loan but, rather, must be used for purposes of repairing or rebuilding real property relating to such Collateral Loan.
     “Taxes” — Section 5.3.
     “Termination Event” shall mean (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 — day notice to the PBGC under such regulations), or (ii) the withdrawal of any Loan Party or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the issuance of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) receipt by any Loan Party or any ERISA Affiliate of notice of the PBGC’s intention to terminate any Pension Plan or to have a trustee or the PBGC appointed to administer any Pension Plan or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.
     “Third Party” shall mean any Person who or which is not Borrower, any of its REO Affiliates, the Servicer or any other Loan Party or an Affiliate of any of the foregoing.
     “Total Loan Commitment” shall mean the sum of the Loan Commitments of all of Lenders, as from time to time reduced pursuant to Section 2.6, which as of the date of this Agreement shall be $50,000,000.
     “Total Outstandings” as of any particular date shall mean the aggregate outstanding principal amount of Loans as of such date.
     “Transfer” shall mean any sale, conveyance, lease or other disposition (and “Transferred”, “Transferring” and other variations thereof shall have correlative meanings).
     “Transfer Supplement” — Section 12.4(c).
     “UCC” — Section 10.30.

     “United States”, “US” or “U.S.” shall mean the United States of America.
     “Unutilized Loan Commitment” shall mean, at any time, as to each Lender, the amount by which the Loan Commitment of such Lender at such time exceeds the aggregate outstanding principal amount at such time of Loans made by such Lender.
     “Upfront Fee” — Section 4.3.
     “Utilization Fee” — Section 4.2.
     “Waterfall Certificate” in respect of any Payment Date shall mean a completed certificate in a form approved by Agent which sets forth information with respect to Net Collections of an Asset Pool during the preceding Proceeds Period to which such certificate is applicable and such other information as Agent shall require.